                                                                     EXHIBIT 2.2



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                         AGREEMENT AND PLAN OF MERGER

                                 by and among

   Entravision Communications Company, L.L.C., LCG Acquisition Corporation,

      Latin Communications Group Inc. and Certain of its Representatives

                                     dated

                               December 21, 1999

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

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     This Agreement and Plan of Merger (the "Agreement") is entered into this 21st of December, 1999 by and among Entravision Communications Company, L.L.C., a Delaware limited liability company ("Entravision"), and LCG Acquisition Corporation, a Delaware corporation ("Acquisition Co."), on the one hand, and Latin Communications Group Inc., a Delaware corporation ("LCG"), and the LCG Representatives (as defined below), on the other hand, with respect to the following facts:

     WHEREAS, Entravision is a duly formed Delaware limited liability company engaged in the ownership and operation of television and radio stations.

     WHEREAS, Acquisition Co. is a duly incorporated Delaware corporation formed by Entravision for the purpose of effecting the Merger (as defined below) contemplated by this Agreement, with authorized capital stock consisting of 1,000 shares of Common Stock, $0.001 par value per share, of which 1,000 shares are duly and validly issued and outstanding, and all of which shares are held by Entravision as of the date hereof.

     WHEREAS, LCG is a duly incorporated Delaware corporation that owns and operates (i) the radio stations (the "Radio Stations") listed on Schedule "A"
                                                                 ------------
attached hereto and incorporated herein by this reference and (ii) the newspaper and other publication (the "Newspapers") listed on Schedule "A," with authorized
                                                   -------------
capital stock consisting of fifteen million (15,000,000) shares of Common Stock, $0.01 par value per share, of which 9,235,468 shares are duly authorized, issued and outstanding (the "Shares"), and all of which are held of record by the individuals and entities set forth on Schedule "B" attached hereto and
                                      ------------
incorporated herein by this reference (the "Stockholders"), as of the date hereof.

     WHEREAS, the managing members of Entravision, the stockholders of Acquisition Co. and the respective Boards of Directors of Acquisition Co. and LCG have approved and declared the advisability of the acquisition of the Shares by Acquisition Co. via merger (the "Merger") of Acquisition Co. with and into LCG pursuant to applicable Delaware law and the terms and conditions of this Agreement.

     WHEREAS, promptly following the execution and delivery of this Agreement (and in no event later than January 6, 2000), LCG will notice a meeting of its Stockholders (the "Meeting") to vote on the Merger and this Agreement and, subject to Section 6.13 below, the Board of Directors of LCG will recommend that such Stockholders vote in favor of the Merger and this Agreement.

     WHEREAS, as of the date hereof, Stockholders holding Shares representing over fifty percent (50%) of the issued and outstanding Shares entitled to vote at the Meeting have entered into Voting Agreements, in the form attached hereto as Exhibit "A" and incorporated herein by this reference (the "Voting
   -----------
Agreements"), agreeing to vote in favor of the Merger.

     WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions with respect thereto.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each signatory hereto, the parties hereto covenant and agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

     For purposes of this Agreement, the following terms shall have the following meanings:

     1.1 "Applicable Contract" means any Contract (as defined below) under which LCG or any of the LCG Subsidiaries (as defined below) is a party or by which LCG or any of the LCG Subsidiaries is bound which: (i) provides for future payments thereunder of more than $250,000 in a twelve (12) month period; (ii) restricts the kinds of business in which LCG or any of the LCG Subsidiaries may engage or the geographical area in which any of them may conduct their business;
(iii) is an indenture, mortgage, loan agreement or other Contract for the borrowing of money or a line of credit; (iv) is a collective bargaining agreement or union Contract; (v) is a material license (whether as licensor or licensee) or similar agreement permitting the use of any Intellectual Property Assets (as defined below); (vi) is a brokerage or finder's agreement; (vii) is a joint venture, partnership or similar agreement; (viii) is a stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement which has not been fully performed; (ix) is an employment, consulting, severance termination or management agreement (either written or, if oral, providing for over $250,000 in payments annually); (x) is with any director, officer, employee or stockholder of LCG or any Related Person (as defined below); (xi) is a Real Property Lease (as defined below); or (xii) is not of the foregoing type and is material to the business or financial condition of LCG and the LCG Subsidiaries, taken as a whole.

     1.2 "Breach" means a breach of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement and will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

     1.3 "Cash on Hand" means the aggregate amount of any cash and cash equivalents on hand at LCG or any of the LCG Subsidiaries (including the amount of any uncashed checks payable to LCG or any of the LCG Subsidiaries) or in bank accounts or lockboxes of LCG or any of the LCG Subsidiaries as of 11:59 p.m. New York City time on the day immediately preceding the Closing Date (as defined below).

     1.4 "Certificate of Merger" means the Certificate of Merger to be filed with the Delaware Secretary of State to perfect the Merger, substantially in the form attached hereto as Exhibit "B" and incorporated herein by this reference.
                        -----------

     1.5 "Closing Date" means the date and time as of which the Closing (as defined below) actually takes place.

     1.6 "Commercially Reasonable Efforts" means the efforts that a prudent business Person (as defined below) desirous of achieving a result would use in similar circumstances to achieve promptly such result; provided, however, that "Commercially Reasonable Efforts" shall not require the expenditure of funds, except for any filing fees for third-party consents or approvals to be paid by any party as contemplated by this Agreement.

     1.7 "Consent" means any approval, consent, ratification, waiver or other authorization (including the FCC Consent, the consent required under the HSR Act (as defined below) and any other necessary Governmental Authorization, each as defined below).

     1.8 "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including, without limitation, the Merger and the performance by the parties hereto of their respective covenants and obligations under this Agreement.

     1.9 "Contract" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

     1.10 "Delaware Code" means the Delaware General Corporation Law, as amended.

     1.11 "Escrows and Deposits" means the aggregate outstanding amount as of the Closing Date of (i) the escrow deposit made by Portland Radio, Inc. pursuant to that certain Purchase and Sale Agreement dated June 30, 1999 by and between Portland Radio, Inc. and the Port of Portland (the "Portland Land Sale") and
(ii) the notes receivable in the aggregate amount of $358,500 in favor of EMI Sacramento Radio, Inc. (the "Huth Notes") pursuant to that certain Asset Purchase Agreement dated April 8, 1999 by and between EMI Sacramento, Inc. and Tom Huth d/b/a Huth Broadcasting, as amended (the "Huth Asset Purchase Agreement").

     1.12 "Employee Benefit Plan" means any material "employee benefit plan" as defined in Section 3(3) of ERISA (as defined below) of LCG or the LCG Subsidiaries and any other material plan, policy, program, practice or arrangement providing compensation or other benefits to any current or former officer or employee of LCG or the LCG Subsidiaries or any beneficiary or dependent thereof that is maintained by LCG or the LCG Subsidiaries.

     1.13 "Encumbrances" means any and all encumbrances, charges, claims, penalties, community property interests, conditions, equitable interests, liens, options, pledges, security interests or rights of first refusal, other than Permitted Encumbrances (as defined below).

    1.14 "Environmental Law(s)" means all federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, licenses, authorizations, permits and agreements issued or signed by any federal, state or local government authority, relating to environmental, health or safety matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Water Act of 1977, the Clean Air Act, the Resource Conservation and Recovery Act of 1976, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act of 1970 and the Safe Drinking Water Act, and state and local counterparts to such acts, in each case, as amended and in effect on the date hereof.

     1.15 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the rules and regulations issued pursuant to that act or any successor law.

     1.16 "FCC" means the Federal Communications Commission, or any successor agency.

     1.17 "Final Order" means an order, action or decision of the FCC that has not been reversed, stayed, enjoined, annulled or suspended and as to which (i) no timely request for stay, appeal, petition for reconsideration, application for review or reconsideration by the FCC on its own motion is pending and (ii) the time for filing any such request, appeal, petition or application or for reconsideration by the FCC on its own motion, has expired.

     1.18 "Financial Statements" means (i) the audited balance sheets of LCG as of December 31, 1998, and the related statements of income and cash flows for the period then ended (including notes thereto), as compiled by Ernst & Young LLP, certified public accountants, and the unaudited balance sheets of LCG as of October 31, 1999, and the related statements of income and cash flows for the period then ended.

     1.19 "GAAP" means generally accepted accounting principles.

     1.20 "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of the FCC, any Governmental Body or pursuant to any Legal Requirement, each as defined below.

     1.21 "Governmental Body" means (i) any nation or state, (ii) any federal, state or foreign government, (iii) any federal, state or foreign governmental or quasi-governmental authority of any nature (including any federal, state or foreign governmental agency, branch, department or entity and any court or other tribunal of such entity), (iv) any federal, state or foreign body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or taxing authority or (v) the FCC.

     1.22 "Hazardous Substance(s)" means (i) any substance, the presence of which requires investigation or remediation under any Environmental Law, (ii) any dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance which is regulated by any Environmental Law and (iii) radon, ureaformaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products.

     1.23 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.24 "Income Tax(es)" means any net income Tax (as defined below), any franchise Tax based on net income or any Tax measured by or calculated with respect to net income or net receipts, proceeds of profits or based upon or measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise or occupation taxes) if such Tax may be based upon, measured by, or calculated with respect to one or more of the bases described above.

     1.25 "IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and the rules and regulations issued by the IRS (as defined below) pursuant to the IRC or any successor law.

     1.26 "IRS" means the United States Internal Revenue Service, or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     1.27 "Knowledge" of LCG means the actual knowledge of any of Athena S. Marks, Martin Gausvik, Martin D. Payson, Stephen D. Royer or Rossana Rosado after a reasonable inquiry.

     1.28 "LCG Material Adverse Effect" means one or more events, occurrences, facts, conditions, changes or effects which cumulatively have a material adverse effect on the assets, liabilities or properties of LCG and the LCG Subsidiaries collectively, excluding matters affecting the broadcasting or print industries generally and excluding general economic conditions.

     1.29 "Legal Requirement" means any FCC, federal, state or foreign administrative order, law, regulation or statute.

     1.30 "Liabilities" means, as to any Person, all liabilities, debts and obligations to pay money, direct, indirect, absolute, contingent or otherwise, of such Person, whether accrued, vested or otherwise, whether in Contract, tort, strict liability or otherwise and whether or not actually reflected, or required by the federal income tax method of accounting to be reflected, in such Person's balance sheets or other books and records.

     1.31 "Material Adverse Effect" means one or more events, occurrences, facts, conditions, changes or effects which cumulatively have a material adverse effect on the assets, liabilities or properties of any entity, its ultimate parent and their respective Subsidiaries (as defined below) collectively, excluding matters affecting the broadcasting or print industries generally and excluding general economic conditions.

     1.32 "Order" means any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body.

     1.33 "Organizational Documents" means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the articles of organization or certificate of formation and the operating agreement of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person or (vi) any amendment to any of the foregoing.

     1.34 "Other Tax(es)" means any Tax that is not an Income Tax.

     1.35 "Permitted Encumbrances" means Encumbrances (i) set forth on Schedule
                                                                       --------
4.9, (ii) liens for Taxes, assessments and other governmental charges not yet
---
due and payable or being contested in good faith by appropriate proceedings and
(iii) Encumbrances created by FCC licenses or other Governmental Authorizations.

     1.36 "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

     1.37 "Proceeding" means any action, litigation, formal arbitration, formal mediation, bankruptcy or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     1.38 "Real Property" means all of the land, buildings, plants, facilities, installations, fixtures and other structures and improvements owned by LCG.

     1.39 "Real Property Leases" shall mean, collectively, any written real property leases to which LCG or any of the LCG Subsidiaries is a party.

     1.40 "Related Person" means an "affiliate" (as such term is defined in the rules promulgated under the Securities Exchange Act of 1934, as amended) of a Person.

     1.41 "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

     1.42 "Schedules" means the schedules attached hereto and incorporated herein by this reference relating to the representations and warranties of the parties hereto.

     1.43 "Securities Act" means the Securities Act of 1933, as amended, or any successor law, and the rules and regulations issued pursuant to that act or any successor law.

     1.44 "Subsidiary(ies)" means any corporation, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the Common Stock or other equity ownership interest or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers.

     1.45 "Surviving Corporation" means LCG as the surviving corporation following the Merger.

     1.46 "Tax(es)" means taxes of any kind, accrued or accruing, including any and all federal, state or local taxes, charges, fees, levies or other assessments of any nature whatsoever (including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the entity to which reference is being made, including any such Taxes imposed by reason of such entity being or having been a member of a consolidated, combined or unitary group.

     1.47 "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax. "Income Tax Returns" and "Other Tax Returns" shall have correlative meanings.

     1.48 "Threatened" means a claim, Proceeding, dispute or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing.

                                  ARTICLE 2.
                                    MERGER

     2.1  Merger.  Subject to the terms and conditions hereof, the Merger shall
          ------
be consummated in accordance with the Delaware Code. Effective as of Closing, subject to the terms and conditions of this Agreement and in accordance with the applicable laws of the State of Delaware, Acquisition Co. shall be merged with and into LCG, which shall be the Surviving Corporation.

     2.2  Execution of Certificate of Merger.  At the Closing, LCG shall execute
          ----------------------------------
the Certificate of Merger, and counsel for Entravision shall cause the Certificate of Merger to be delivered to the Delaware Secretary of State for filing.

     2.3  Effect of the Merger.  The Merger shall have the effects set forth in
          --------------------
Section 259 of the Delaware Code.

     2.4  Certificate of Incorporation; Bylaws.  Except as otherwise provided
          ------------------------------------
herein, following the effectiveness of the Merger, the Certificate of Incorporation of LCG, as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation and the Bylaws of Acquisition Co. shall be the Bylaws of the Surviving Corporation.

     2.5  Directors.  The directors of Acquisition Co. as of the Closing Date
          ---------
shall be the directors of the Surviving Corporation and the existing directors of LCG shall resign effective as of the Closing Date.

     2.6  Officers.  The officers of the Surviving Corporation as of the Closing
          --------
Date shall be as follows, and the existing officers of LCG shall resign effective as of the Closing Date:

          Name                      Title
          ----                      -----

          Walter F. Ulloa           Chairman and Chief Executive Officer
          Philip C. Wilkinson       President and Chief Operating Officer
          Jeanette L. Tully         Chief Financial Officer and Treasurer
          Paul A. Zevnik            Secretary

     2.7  Conversion of Shares.  On the Closing Date, by virtue of the Merger
          --------------------
and without any action on the part of any party:

          (a) each share of Common Stock, $0.001 par value per share, of Acquisition Co. issued and outstanding immediately prior to the Closing Date shall remain outstanding and shall represent one share of Common Stock, $0.0001 par value per share, of the Surviving

Corporation, so that from and after the Closing Date, Entravision shall be the holder of all of the issued and outstanding shares of the Common Stock of the Surviving Corporation;

          (b) each of the Shares (except for Dissenting Shares (as defined in Section 2.10(a) below), if any) shall be converted into the right to receive only the Adjusted Merger Consideration (as defined in Section 2.8(a) below) divided by the total number of Shares (the "Per Share Merger Consideration"), and the pro rata portion of any Escrow Payment (as defined in Section 2.9(e) below), each without interest, and shall otherwise cease to be outstanding, shall be cancelled and retired and cease to exist.

     2.8  Aggregate Merger Consideration.
          ------------------------------

          (a) The aggregate consideration to be paid in the Merger for the Outstanding Shares (the "Aggregate Merger Consideration") shall be an amount in cash equal to Two Hundred Thirty-Five Million Dollars ($235,000,000) plus Cash on Hand plus any amounts paid pursuant to Section 2.8(b), 2.8(c) or 2.8(d) below, less the sum of (i) the Indebtedness Payment plus (ii) the 1997 Debenture Payment plus (iii) the 1998 Debenture Payment plus (iv) the Option Payments plus
(v) the LCG Transaction Expenses (each of the foregoing terms as defined in Section 2.8(e) below). The "Adjusted Merger Consideration" shall be an amount equal to the Aggregate Merger Consideration less the Escrow Payment.

          (b) Notwithstanding the foregoing, the amount of the Aggregate Merger Consideration shall be subject to the following terms and conditions:

               (i) If, prior to the Closing, LCG or the LCG Subsidiaries have consummated the transactions contemplated by that certain Asset Purchase Agreement - KVBC-FM and KRNV-FM dated November 21, 1999 by and among EXCL Communications, Inc., Sunbelt Communications Company, Sierra Radio Company and Radio News Company (the "Nevada Asset Acquisition"), the Aggregate Merger Consideration shall be increased by Fourteen Million Two Hundred Fifty Thousand Dollars ($14,250,000), less any amounts paid pursuant to clause (v) of this
Section 2.8(b).

               (ii) If, prior to the Closing, LCG or the LCG Subsidiaries have consummated the transactions contemplated by that certain Stock Purchase Agreement dated November 21, 1999 by and among EXCL Communications, Inc., Suzanne E. Rogers, Kimberly Rogers Cell and Perry C. Rogers (the "Nevada Stock Acquisition" and collectively with the Nevada Asset Acquisition, the "Nevada Acquisitions"), the Aggregate Merger Consideration shall be increased by Three Million Two Hundred Fifty Thousand Dollars ($3,250,000).

               (iii) If, prior to the Closing, the transactions contemplated by the Nevada Acquisitions have not been consummated and the aggregate amount which has been deposited by LCG or any LCG Subsidiary as an earnest money deposit pursuant to the Nevada

Acquisitions has not been returned to LCG or any LCG Subsidiary, the Aggregate Merger Consideration shall be increased by such amount.

               (iv)  The Aggregate Merger Consideration shall be increased by
(a) the actual aggregate amount of out-of-pocket costs and expenses incurred by LCG or any LCG Subsidiary in connection with the Nevada Acquisitions and (b) the actual direct operating losses incurred by LCG or any LCG Subsidiary in connection with its ownership and operation of the facilities subject to the Nevada Acquisitions, up to a maximum of Five Hundred Thousand Dollars ($500,000) for clauses (a) and (b) above combined.

               (v) If the transactions contemplated by the Nevada Acquisitions are being consummated prior to the Closing, Entravision shall pay to LCG or any LCG Subsidiary, immediately prior to the closing of the Nevada Acquisitions, Seven Million Five Hundred Thousand Dollars ($7,500,000) to be used by LCG or any LCG Subsidiary to partially pay the consideration for the Nevada Acquisitions, in exchange for a forty-two and eighty-six one hundredths percent (42.86%) ownership interest in a single-purpose entity formed for purposes of the Nevada Acquisitions. If the Closing of the Contemplated Transactions does not occur, LCG would be obligated to repurchase Entravision's interest in such single-purpose entity for the amount paid plus interest thereon at a rate of LIBOR plus two and seventy-five hundredths percent (2.75%) per annum. If LCG failed to fulfill this obligation, then Entravision will have the right to purchase the interest of LCG and the LCG Subsidiaries in the Nevada Acquisitions on the same basis.

               (vi) If, prior to the Closing, LCG or the LCG Subsidiaries have consummated the transactions contemplated by the Nevada Acquisitions, the Aggregate Merger Consideration shall be increased by the aggregate amount of interest actually incurred by LCG for borrowed money used by LCG or any LCG Subsidiary as partial consideration for the Nevada Acquisitions.

          (c) Notwithstanding the foregoing, the amount of the Aggregate Merger Consideration shall be increased by the aggregate amount paid prior to the Closing Date by LCG and the LCG Subsidiaries in connection with the build-out of the property leased by EXCL Communications, Inc. at 665 Campbell Technology Parkway, Campbell, California (the "Campbell Build-Out Amount"), which amount shall not exceed, in the aggregate, $1,699,773.30; provided, however, that the parties acknowledge and agree that LCG and the LCG Subsidiaries have expended $500,414.30 toward the Campbell build-out as of the date hereof, and that such sum will not be included within the Campbell Build-Out Amount. Accordingly, the parties acknowledge and agree that Entravision's reimbursement obligation to LCG for the Campbell Build-Out shall in no event exceed $1,199,359.00. LCG shall deliver to Entravision, no later than the close of business on the business day immediately preceding the Closing Date, a certificate setting forth the Campbell Build-Out Amount.

          (d) Notwithstanding the foregoing, the amount of the Aggregate Merger Consideration shall be increased by the aggregate amounts of any Escrows and Deposits which are returned to LCG after the Closing. Upon receipt of any such amounts, Entravision and the Surviving Corporation shall promptly pay any amounts so received to the LCG Representatives' respective Custodial Accounts for distribution to each LCG Representatives' respective Stockholders and Option Holders; provided, however, that the parties acknowledge and agree that on April 1, 2002, Entravision or the Surviving Corporation shall purchase the outstanding balance of principal and interest owing on the Huth Notes for their then-present value, to be calculated by mutual agreement of the parties. The LCG Representatives shall distribute such amounts to the Stockholders and Option Holders pursuant to Section 2.8(g) below.

          (e) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "Indebtedness Payment" means an amount equal to, as of the close of business on the Closing Date, the then outstanding principal of, accrued and unpaid interest on, any prepayment penalties or premiums on, and any other amounts payable with respect to, all indebtedness of LCG under that certain Credit Agreement (the "Credit Agreement") dated October 22, 1999 by and among Latin Communications Inc., a Delaware corporation and LCG Subsidiary, Suntrust Bank, Central Florida, N.A. (the "Bank") and certain lenders, but not including any undrawn amounts under outstanding letters of credit.

               (ii) "1997 Debenture Payment" means an amount equal to, as of the close of business on the Closing Date, the then outstanding principal of, accrued and unpaid interest on, any penalties or premiums on, and any other amounts payable with respect to, all indebtedness of LCG evidenced by the debentures (the "1997 Debentures") issued pursuant to that certain Securities Purchase Agreement dated as of February 28, 1997, as amended through the date hereof, by and between LCG and the purchasers party thereto.

               (iii) "1998 Debenture Payment" means an amount equal to, as of the close of business on the Closing Date, the then outstanding principal of, accrued and unpaid interest on, any penalties or premiums on, and any other amounts payable with respect to, all indebtedness of LCG evidenced by the debentures (the "1998 Debentures") issued pursuant to that certain Securities Purchase Agreement dated as of February 4, 1998, as amended through the date hereof, by and between LCG and the purchasers party thereto, as amended.

               (iv)  "Option Payments" means the aggregate amount equal to (1)
(i) the product of (x) the number of shares of Common Stock that would be issuable upon exercise of Options (as defined in Section 4.5 below) outstanding on the Closing Date if all such Options were exercisable in full on such date, multiplied by (y) the Per Share Merger Consideration, minus (ii) the aggregate exercise price to be paid upon exercise of all Options that would be paid if all such Options where exercised in full on such date and (2) the product of (x) the number of Stock Appreciation Rights (as defined in Section 4.5 below) outstanding on the Closing Date multiplied by (y) the excess of the Per Share Merger Consideration over Fifteen Dollars ($15.00). No option payments shall be made with respect to any Option which has an exercise price equal to or greater than the Per Share Merger Consideration ("Out of the Money Options").

               (v) "LCG Transaction Expenses" means the aggregate amount of transaction expenses and fees incurred by LCG and its agents, representatives, counsel and accountants solely in connection with the Contemplated Transactions, including, without limitation, the fees payable to Shamrock Capital Advisors, Inc. ("Shamrock") pursuant to that certain Letter Agreement dated December 17, 1999 by and between LCG and Shamrock.

          (f) Each holder of a Certificate (as defined in Section 2.8(g) below) which immediately prior to the Closing Date represented Shares will be entitled to receive, upon surrender to its appointed LCG Representative of such Certificate for cancellation, and in accordance with the terms of this Agreement, cash in an amount equal to the product of the number of Shares previously represented by such Certificate multiplied by the Per Share Merger Consideration less an amount necessary to satisfy existing and future expenses of the LCG Representatives pursuant to Section 12.2 or Section 12.5(a) below. All payments to holders of Certificates shall be subject to any required withholding of taxes. No interest shall accrue or be paid on the cash payable upon the surrender of Certificates. Neither the LCG Representatives nor any party hereto shall be liable to a holder of Shares for any cash or interest thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

          (g) At the Closing, Entravision shall pay to the LCG Representatives the Adjusted Merger Consideration as follows: (i) Latin Investors (as defined below) shall receive, by wire transfer of immediately available funds to an account designated by Latin Investors (the "Latin Investors Custodial Account"), cash in an amount equal to Latin Investors' allocable portion of the Adjusted Merger Consideration (calculated pursuant to Section 2.7(b) above); (ii) the Trefoil Designee (as defined below) shall receive, by wire transfer of immediately available funds to an account or accounts designated by the Trefoil Designee (collectively, the "Trefoil Custodial Accounts"), cash in an amount equal to the Trefoil Entities' (as defined below) allocable portion of the Adjusted Merger Consideration (calculated pursuant to Section 2.7(b) above); and
(iii) the Other Holders Designee (as defined below) shall receive, by wire transfer of immediately available funds to an account designated by the Other Holders Designee (the "Other Holders Custodial Account," and together with the Latin Investors Custodial Account and the Trefoil Custodial Accounts, the "Custodial Accounts"), cash in an amount equal to the Other Stockholders' (as defined below) allocable portion of the Adjusted Merger Consideration (calculated pursuant to Section 2.7(b) above). Each LCG Representative shall pay to each of the Stockholders it has been appointed to represent, if any, such Stockholder's allocable portion of the Adjusted Merger Consideration in accordance with Section 2.7(b) above upon receipt by such LCG Representative of the stock certificate(s) (a "Certificate(s)"), which immediately prior to the Closing Date represented the number of Shares held by such Stockholder, and a completed and duly executed Letter of Transmittal (a "Letter of Transmittal").

          (h) Within three (3) business days after the Closing Date, the Surviving Corporation shall mail a Letter of Transmittal to all holders of Certificates which were not previously surrendered to the LCG Representatives, to be completed by such holder and delivered to the holder's appointed LCG Representative together with such holder's Certificates. The LCG Representatives shall be (i) Latin Investors Limited Partnership, a Delaware limited partnership ("Latin Investors"), (ii) Stephen D. Royer (the "Trefoil Designee"), who shall be the representative of Trefoil Latin Investors, L.P., a Delaware limited partnership, Trefoil Latin II, L.L.C., a Delaware limited liability company, and Shamrock Holdings of California, Inc., a California corporation (collectively, the "Trefoil Entities"), and (iii) Martin D. Payson (the "Other Holders Designee"), who shall be the representative of all Stockholders except for Latin Investors and the Trefoil Entities (the "Other Stockholders") and Option Holders (as defined below) (collectively, with the Other Stockholders, the "Other Holders"). The LCG Representatives will, promptly upon receipt thereof, deliver surrendered Certificates and Letters of Transmittal received by them to the Surviving Corporation, and on the second (2nd) anniversary of the Closing Date, return to the Surviving Corporation any portion of the Adjusted Merger Consideration remaining to be paid to holders who have not yet surrendered their Certificates and Letters of Transmittal and any other funds in the Custodial Accounts which are to be distributed to Stockholders and holders of Options and Stock Appreciation Rights on the Closing Date (each, an "Option Holder," and collectively, the "Option Holders"). Any Stockholders and Option Holders will thereafter be entitled to look only to the Surviving Corporation for payment of their claim for the consideration set forth in this Section 2.8, without interest thereon, but will have no greater rights against the Surviving Corporation than may be accorded to general creditors thereof under applicable law.

          (i) Any distributions to be made from the Custodial Accounts of amounts deposited therein after the Closing Date from the Escrow Account (as defined in Section 2.9(e) below) or pursuant to the disbursement of an Escrow or Deposit or pursuant to an indemnification claim in accordance with Article 11 below for which any amounts have been deposited in the Custodial Accounts ("Subsequent Distributions") shall be made by the LCG Representatives to the Stockholders (other than with respect to Dissenting Shares) and the Option Holders, after deduction of costs, expenses and holdbacks as described in Sections 12.2 and 12.5 below, as follows: (i) Latin Investors shall disburse to Latin Investors its allocable share of such distribution, (ii) the Trefoil Designee shall disburse to each Trefoil Entity its allocable share of such distribution and (iii) the Other Holders Designee shall disburse to each of the Other Holders such Other Holder's allocable share of such distribution. The amount to be distributed to each Stockholder and Option Holder shall be equal to the product of (i) the number of Pro Forma Outstanding Shares (as defined below) (other than Dissenting Shares) held by such holder and (ii) the amount equal to
(A) the applicable Subsequent Distribution divided by (B) the total number of Pro Forma Outstanding Shares (other than Dissenting Shares). "Pro Forma Outstanding Shares" means, as of the Closing Date, the number of Shares as of such time plus the number of shares of Common Stock of LCG that would be outstanding assuming all Options were exercised for cash pursuant to the terms of the applicable option agreement (each, an "Option Agreement," and collectively, the "Option Agreements") plus the number of Stock

Appreciation Rights. No Option Holder shall receive a Subsequent Distribution with respect to an Option held immediately prior to the Closing Date unless the sum of (x) the Per Share Merger Consideration plus (y) the per Pro Forma Outstanding Share amount of the Subsequent Distribution (calculated pursuant to the preceding two sentences) exceeds the exercise price of such Option.

          (j) LCG shall deliver to Entravision, no later than the close of business on the business day immediately preceding the Closing Date, a certificate setting forth (i) the Per Share Merger Consideration, (ii) the portion of the Adjusted Merger Consideration to be delivered to each of the Latin Investors Custodial Account, the Trefoil Custodial Accounts and the Other Holders Custodial Account, (iii) the Cash on Hand, (iv) the Indebtedness Payment, (v) the 1997 Debenture Payment, (vi) the 1998 Debenture Payment, (vii) the Option Payments and (viii) the LCG Transaction Expenses.

     2.9  Closing Date Indebtedness Payment and Certain Closing Deliveries.
          ----------------------------------------------------------------

          (a) At or prior to the Closing, (i) Entravision shall contribute to LCG, by wire transfer of immediately available funds, cash in an amount equal to the Option Payments (excluding any payments for Out of the Money Options), (ii) LCG shall process the Option Payments through its payroll system and (iii) LCG shall deliver the Option Payments less the withholding tax payable in respect thereof to the Other Holders Custodial Account, from which account the Other Holders Designee shall deliver the amount thereof to the persons entitled to Option Payments as a result of the Contemplated Transactions. LCG shall be responsible for and shall pay when due any withholding taxes payable in respect of the Option Payments.

          (b) At the Closing, Entravision shall contribute to LCG, by wire transfer of immediately available funds, cash in an amount equal to the Indebtedness Payment, and LCG (or an LCG Subsidiary) shall pay to the Bank (for the benefit of the lenders party to the Credit Agreement), by wire transfer of immediately available funds, an amount in cash equal to the Indebtedness Payment.

          (c) At the Closing, Entravision shall contribute to LCG, by wire transfer of immediately available funds, cash in an amount equal to the 1997 Debenture Payment, and LCG (or an LCG Subsidiary) shall pay to the LCG Representatives' respective Custodial Accounts (for the benefit of the holders of the 1997 Debentures), by wire transfer of immediately available funds, an amount in cash equal to the 1997 Debenture Payment as follows: (i) LCG shall deposit in the Latin Investors Custodial Account the Latin Investors' allocable share of such payment; (ii) LCG shall deposit in the Trefoil Custodial Accounts the Trefoil Entities' allocable share of such payment; and (iii) LCG shall deposit in the Other Holders Custodial Account the Other Stockholders' allocable share of such payment.

          (d) At the Closing, Entravision shall contribute to LCG, by wire transfer of immediately available funds, cash in an amount equal to the 1998 Debenture Payment, and LCG

(or an LCG Subsidiary) shall pay to the LCG Representatives' respective Custodial Accounts (for the benefit of the holders of the 1998 Debentures), by wire transfer of immediately available funds, an amount in cash equal to the 1998 Debenture Payment as follows: (i) LCG shall deposit in the Latin Investors Custodial Account the Latin Investors' allocable share of such payment; (ii) LCG shall deposit in the Trefoil Custodial Accounts the Trefoil Entities' allocable share of such payment; and (iii) LCG shall deposit in the Other Holders Custodial Account the Other Stockholders' allocable share of such payment.

          (e) At the Closing, Entravision shall pay to Union Bank of California, N.A., as the escrow agent (the "Escrow Agent"), the amount of Seven Million Dollars ($7,000,000) (the "Escrow Payment") by wire transfer of immediately available funds to an escrow account (the "Escrow Account") to be held in escrow through April 1, 2002 (Three Million Five Hundred Thousand Dollars ($3,500,000) of which may be released on the date that is eighteen (18) months after the Closing Date pursuant to the terms of the Indemnity Escrow Agreement described herein) in connection with the indemnification obligations of the Stockholders and the Option Holders pursuant to Article 11 below and established pursuant to the terms and conditions of that certain Indemnity Escrow Agreement, substantially in the form attached hereto as Exhibit "C" and incorporated herein
                                             -----------
by this reference (the "Indemnity Escrow Agreement"), to be entered into at the Closing by and among Entravision and the LCG Representatives.

          (f) At the Closing, Entravision shall pay such amounts to the obligees of LCG Transaction Expenses as are set forth on the certificate to be delivered by LCG to Entravision pursuant to Section 2.8(j) above.

     2.10 Appraisal Rights.
          ----------------

          (a) Notwithstanding any provision of this Agreement to the contrary, any Shares that are held immediately prior to the Closing Date by a holder who has neither voted in favor of the Merger nor consented thereto in writing and who has demanded and perfected the right, if any, for appraisal of such Shares within twenty (20) days after the date of mailing of notice to such holder of the effective date of the Merger (the "Stockholder Notice") in accordance with the provisions of Section 262 of the Delaware Code and has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive an allocable portion of the Adjusted Merger Consideration represented thereby, but the holder of such Shares shall only be entitled to such appraisal rights as are granted by the Delaware Code. If a holder of Shares who demands appraisal of such Shares under the Delaware Code shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such Shares, then, as of the occurrence of such event, such Shares shall be deemed to have been converted into and represent only the right to receive such Shares' allocable portion of the Adjusted Merger Consideration, without interest, upon the surrender of the Certificate or Certificates representing such Shares and upon delivery of a duly executed Letter of Transmittal. In accordance with the provisions of Sections 228(d) and 262(d)(2) of the Delaware Code, not later than the third (3rd) business day following the Closing

Date, the Surviving Corporation shall mail the Stockholder Notice to all holders of Certificates which were not previously surrendered to the LCG
Representatives.

          (b) At their sole expense, the LCG Representatives shall direct and control any Proceedings relating to Dissenting Shares. The LCG Representatives shall keep Entravision and the Surviving Corporation reasonably informed of the status of such Proceedings. Subject to the Confidentiality Agreement (as defined below), and at the expense of the LCG Representatives (solely out of the Escrow Account), each of Entravision and the Surviving Corporation shall provide the LCG Representatives with such information and records and make such of their respective officers, directors, employees and agents available as may reasonably be requested by the LCG Representatives in connection with any Proceedings relating to Dissenting Shares.

     2.11 Closing of Transfer Books.  From and after the Closing Date, the stock
          -------------------------
transfer books of LCG shall be closed and no transfer of Common Stock of LCG shall thereafter be made.

     2.12 Earnest Money Escrow Deposit.
          ----------------------------

          (a) Upon full execution of this Agreement and the Voting Agreements (and in no event later than the end of business on December 27, 1999), Entravision shall deliver to the Escrow Agent, either via cashier's check or wire transfer of immediately available funds or an original, irrevocable stand-by letter of credit from the Escrow Agent in favor of LCG, the amount of Seven Million Dollars ($7,000,000) (the "Escrow Deposit"), to be held by the Escrow Agent in an interest bearing account pursuant to the terms and conditions of that certain Earnest Money Escrow Agreement of even date herewith by and among Entravision, LCG, the LCG Representatives and the Escrow Agent, substantially in the form attached hereto as Exhibit "D" and incorporated herein by this
                            -----------
reference (the "Earnest Money Escrow Agreement"). The Escrow Deposit represents an earnest money deposit by Entravision for the Contemplated Transactions.

          (b) If the Escrow Deposit is in the form of immediately available funds, it shall be held by the Escrow Agent in accordance with the Earnest Money Escrow Agreement and shall be applied toward the Aggregate Merger Consideration at the Closing. Provided that this Agreement is not terminated by LCG pursuant to Section 9.1(b)(ii) or 9.1(b)(iv) below, it is expressly acknowledged and agreed by the parties hereto that Entravision is entitled to all interest earned on the Escrow Deposit in this form, and that such interest shall not be part of the Aggregate Merger Consideration.

          (c) If the Escrow Deposit is in the form of an original, irrevocable stand-by letter of credit in favor of LCG (the "Earnest Money Letter of Credit"), the Earnest Money Letter of Credit shall be held by the Escrow Agent in accordance with the terms of the Earnest Money Escrow Agreement. Unless this Agreement is terminated by LCG pursuant to Section 9.1(b)(ii) or 9.1(b)(iv) below, at the Closing, Entravision and LCG shall instruct the Escrow Agent to release and return the Earnest Money Letter of Credit to Entravision for cancellation.

          (d) If this Agreement is terminated by LCG pursuant to Section 9.1(b)(ii) or 9.1(b)(iv) below, the Escrow Deposit, including all interest thereon, shall be disbursed to LCG as liquidated damages in accordance with
Section 9.2(b) below.

     2.13 FCC Licenses, Permits and Authorizations.  The parties hereto
          ----------------------------------------
acknowledge and agree that, in connection with the FCC Consent, Entravision shall assign all of its right, title and interest in and to all FCC licenses, permits and authorizations (and the call letters with respect thereto) held by LCG and the LCG Subsidiaries to Entravision Holdings, LLC, a California limited liability company and wholly-owned subsidiary of Entravision and its managing members ("Holdings"), and that the applications for the FCC Consent will reflect Holdings as the assignee of the FCC licenses held by LCG and the LCG Subsidiaries.

                                  ARTICLE 3.
                                    CLOSING

     3.1  Closing.  The closing of the Merger provided for in this Agreement
          -------
(the "Closing") will take place at the offices of Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P. in Los Angeles, California at 10:00 a.m. (pacific time) on the fifth (5th) business day following the day on which each of the following has occurred (i) the FCC Consent to the Merger becomes a Final Order and (ii) the applicable waiting period under the HSR Act has expired or been terminated, or such date as the parties may mutually agree, or at such other time and place as the parties may mutually agree, and the parties agree to cooperate and use their Commercially Reasonable Efforts to close the Contemplated Transactions as soon as practicable after the FCC Consent becomes a Final Order; provided, however, that Entravision, in its sole and absolute discretion, may waive the condition to Closing that the FCC Consent be a Final Order and, in such case, the Closing shall occur at such time and place as the parties may mutually agree; provided, further, that, subject to the approval of Entravision's senior secured lender in its sole and absolute discretion, Entravision agrees to waive said condition and close immediately upon receipt by the parties of the preliminary FCC Consent (which for purposes of this Section 3.1 shall be deemed to occur when the FCC has approved the assignment of the last of the FCC licenses of LCG or any of the LCG Subsidiaries to Holdings as evidenced by a Public Notice released to the public by the FCC). Subject to the provisions of
Article 9 below, failure to consummate the Merger on the date and time and at the place determined pursuant to this section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     3.2  Closing Obligations of LCG.  At the Closing, LCG will deliver or cause
          --------------------------
to be delivered to Entravision:

          (a) the original Certificates representing the Shares owned by the Stockholders, duly endorsed in blank (or accompanied by duly executed stock powers), to the extent delivered to the LCG Representatives prior to the Closing Date;

          (b) the Indemnity Escrow Agreement, executed by LCG and each of the LCG Representatives;

          (c) any and all required third-party Consents listed on Schedule
                                                                  --------
3.2(c);
------

          (d) the Certificate of Merger, executed by LCG;

          (e) the closing certificate required by Section 8.1(c) below;

          (f) a certificate of the Secretary of LCG attesting to (i) the incumbency of the officers executing the Agreement and the other agreements and certificates delivered by LCG at the Closing and (ii) the authenticity of the Organizational Documents of LCG;

          (g) minutes of the Stockholders and written resolutions or minutes of the Board of Directors of LCG authorizing the execution, delivery and performance of this Agreement, certified by the Secretary of LCG;

          (h) a certificate of good standing for LCG issued by the Delaware Secretary of State not more than ten (10) days prior to the Closing Date; and

          (i) the written legal opinions of Fried, Frank, Harris, Shriver & Jacobson, corporate counsel for LCG, and Leventhal, Senter & Lerman, P.L.L.C., FCC counsel for LCG, substantially in the forms attached hereto as Exhibits "E-
                                                                   -----------
1" and "E-2" and incorporated herein by this reference.
------------

     3.3  Closing Obligations of Entravision and Acquisition Co.  At the
          ------------------------------------------------------
Closing, Entravision and Acquisition Co. will deliver or cause to be delivered to LCG and the LCG Representatives (or, in the case of item (g) of this Section 3.3, to the Escrow Agent):

          (a) the Aggregate Merger Consideration, less the Escrow Deposit, which shall be delivered to the LCG Representatives pursuant to this Agreement;

          (b) the Indemnity Escrow Agreement, executed by Entravision;

          (c) the closing certificate required by Section 8.2(c) below;

          (d) a certificate of the Secretary of each of Entravision and Acquisition Co. attesting to (i) the incumbency of the managing members and officers, as the case may be, executing the Agreement and the other agreements and certificates delivered by Entravision and

Acquisition Co. at the closing and (ii) the authenticity of the Organizational Documents of each of Entravision and Acquisition Co.;

          (e) written resolutions or minutes of the managing members of Entravision and written resolutions or minutes of the sole stockholder and Board of Directors of Acquisition Co. authorizing the execution, delivery and performance of this Agreement, each certified by the Secretary of Entravision and Acquisition Co., as the case may be;

          (f) a certificate of good standing for each of Entravision and Acquisition Co. issued by the Delaware Secretary of State not more than ten (10) days prior to the Closing Date;

          (g) subject to Section 2.12 above, the Escrow Deposit to the Escrow Agent; and

          (h) the written legal opinion of Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P., counsel for Entravision and Acquisition Co., substantially in the form attached hereto as Exhibit "F" and incorporated herein by this
                            -----------
reference.

                                  ARTICLE 4.
                     REPRESENTATIONS AND WARRANTIES OF LCG

     LCG hereby represents and warrants to Entravision and Acquisition Co. as follows:

     4.1  Organization and Good Standing.  LCG is a corporation duly organized,
          ------------------------------
validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses existing as of the date hereof. Each direct or indirect Subsidiary of LCG set forth on Schedule 4.1
                                                       ------------
(collectively, the "LCG Subsidiaries") is a corporation (or limited liability company) duly organized, validly existing and in good standing under the laws of the state of its incorporation (or formation) as set forth on Schedule 4.1, and
                                                              ------------
has full corporate or limited liability, as the case may be, power and authority to own, lease and operate its assets and properties and to carry on its businesses existing as of the date hereof.

     4.2  Authority; No Conflict; Consents.
          --------------------------------

          (a) Assuming due authorization, execution and delivery of this Agreement by Entravision and Acquisition Co., this Agreement constitutes the legal, valid and binding obligation of LCG, enforceable against LCG in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or is subject to general principles of equity. LCG has the corporate right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations thereunder.

          (b) Neither the execution and delivery of this Agreement by LCG nor the consummation or performance of any of the Contemplated Transactions by LCG will, subject to receipt of any required approval of the Stockholders to the Merger and this Agreement, violate, Breach or conflict with: (i) any provision of the Organizational Documents of LCG or the LCG Subsidiaries; (ii) any resolution related to the Contemplated Transactions adopted by the stockholders or the Board of Directors of LCG or the LCG Subsidiaries; (iii) any material Legal Requirement or material Order to which LCG or the LCG Subsidiaries may be subject; or (iv) any material Contract to which LCG or the LCG Subsidiaries are a party or by which LCG or the LCG Subsidiaries may be bound.

          (c) Except for the filing of the FCC Consent, the filing of the Certificate of Merger with the Delaware Secretary of State, the filing required by the HSR Act, obtaining any necessary third-party consents set forth on
Schedule 4.2, and the approval by the Stockholders of the Merger and this
------------
Agreement, neither LCG nor the LCG Subsidiaries will be required to give any notice to or obtain any material third-party Consents from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, including, without limitation, the Merger and the transfer of the ownership and operation of the Radio Stations to Entravision.

     4.3  Broker's or Finder's Fees.  Except as set forth on Schedule 4.3, none
          -------------------------                          ------------
of LCG, the LCG Subsidiaries or their agents have incurred any Liabilities for broker's or finder's fees or agents commissions or other similar payment in connection with this Agreement.

     4.4  Qualifications To Do Business.  LCG and the LCG Subsidiaries are
          -----------------------------
qualified to do business and are in good standing in each jurisdiction (listed on Schedule 4.4 to this Agreement) where the character or location of property
   ------------
owned and leased, the employment of personnel or the nature of the business and activities conducted by LCG and the LCG Subsidiaries require such qualification, licensing or domestication, except in such jurisdictions where the failure to be so qualified, licensed or domesticated and to be in good standing, individually or in the aggregate, would not have an LCG Material Adverse Effect. Except as set forth on Schedule 4.4, LCG and the LCG Subsidiaries do not file franchise,
             ------------
income or other tax returns in any jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom.

     4.5  Capitalization.
          --------------

          (a) The authorized capital stock of LCG consists of fifteen million (15,000,000) shares of Common Stock, $0.01 par value per share, of which 9,235,468 shares are duly authorized, issued and outstanding. The Stockholders are the record holders of all of the Shares. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

          (b) As fully set forth on Schedule 4.5, there are outstanding options
                                    ------------
to acquire 471,668 shares of Common Stock of LCG (the "Options") and outstanding 130,000 stock appreciation rights pursuant to the Equity Appreciation Incentive Plan of LCG described in Schedule 4.5 (the "Stock Appreciation Rights"). Except
                         ------------
as set forth on Schedule 4.5, (i) there are no other options, warrants, stock
                ------------
appreciation rights, subscriptions, convertible debentures, registration rights agreements or other rights, commitments or any other similar agreements for the purchase of any securities of LCG to which LCG is a party, (ii) there are no stockholders' agreements or other Contracts to which LCG is a party relating to the issuance, sale or transfer of any equity securities or other securities of LCG and (iii) there are no voting trust agreements or other Contracts, agreements or arrangements restricting voting rights or transferability with respect to LCG to which it is a party. Upon the consummation of the Contemplated Transactions, and provided that Entravision makes the payment set forth in Section 2.9(a) above, all of the outstanding Options and Stock Appreciation Rights will terminate and the Surviving Corporation will have no further obligations to the holders thereof with respect thereto.

     4.6  LCG Subsidiaries.
          ----------------

          (a) Schedule 4.6 sets forth a list of all direct or indirect
              ------------
Subsidiaries of LCG (the "LCG Subsidiaries").  Except as set forth on Schedule
                                                                      --------
4.6, LCG owns, either directly or indirectly through one or more of the LCG
---
Subsidiaries, all of the capital stock or membership interests of each of the LCG Subsidiaries free and clear of any Encumbrances.

          (b) The authorized capital stock and number of outstanding shares or membership interests of each of the LCG Subsidiaries is set forth on Schedule
                                                                     --------
4.6 (the "Subsidiary Shares").  LCG is and will be on the Closing Date the
---
record and beneficial owner and holder of all of the Subsidiary Shares, which will be at Closing free and clear of all Encumbrances, other than Encumbrances created by Entravision or Acquisition Co. All of the Subsidiary Shares have been duly authorized and validly issued and are fully paid and nonassessable.

          (c) Except as set forth on Schedule 4.6, (i) there are no options,
                                     ------------
warrants, stock appreciation rights, subscriptions, convertible debentures, registration rights agreements or other rights, commitments or any other similar agreements for the purchase of any securities of any of the LCG Subsidiaries,
(ii) there are no stockholders' agreement or other Contracts relating to the issuance, sale or transfer of any equity securities or other securities of any of the LCG Subsidiaries and (iii) there are no voting trust agreements or other Contracts, agreements or arrangements restricting voting rights or transferability with respect to any of the LCG Subsidiaries.

     4.7  Financial Statements.  LCG has delivered to Entravision true, complete
          --------------------
and correct copies of the Financial Statements.  Except as set forth on Schedule
                                                                        --------
4.7, the Financial Statements fairly present in all material respects the
---
consolidated financial condition of LCG and the LCG Subsidiaries and the assets and liabilities of LCG and the LCG Subsidiaries as of the respective dates thereof and the results of operations, changes in stockholders' equity and cash flows for the periods therein specified, and have been prepared from the books and records of LCG and the LCG Subsidiaries in accordance with GAAP in all material respects except for the following sentence. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements, and except that the unaudited Financial Statements were prepared on an interim basis, are subject to normal year-end adjustments and do not contain all of the footnote disclosures required by GAAP.

     4.8  Books and Records.  To the Knowledge of LCG, the minute books of LCG
          -----------------
and the LCG Subsidiaries contain, in all material respects, accurate and complete records of all meetings held of, and corporate action taken by, the stockholders and Board of Directors of LCG and the LCG Subsidiaries.

     4.9  Ownership, Condition and Sufficiency of Assets.  Except as set forth
          ----------------------------------------------
on Schedule 4.9, LCG or the LCG Subsidiaries, as the case may be, own all of
   ------------
their material tangible assets free and clear of all Encumbrances. The assets of LCG and the LCG Subsidiaries are, in all material respects, in good operating condition and repair (reasonable wear and tear in normal use excepted), and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     4.10 No Undisclosed Liabilities.  Except as set forth on Schedule 4.10, LCG
          --------------------------                          -------------
and the LCG Subsidiaries have no material Liabilities of any nature which would be required to be disclosed under GAAP as of the date hereof (whether absolute, accrued, contingent or otherwise), except for (i) Liabilities reflected or reserved against in the Financial Statements, (ii) current Liabilities incurred in the ordinary course of business since October 31, 1999 which would not have an LCG Material Adverse Effect or (iii) Liabilities that will not be Liabilities of Entravision or Acquisition Co. after the Closing.

     4.11 Taxes.
          -----

          (a) LCG and the LCG Subsidiaries have filed or caused to be filed on a timely basis (taking into account all extensions) all material Tax Returns that are or were required to be filed by them pursuant to applicable Legal Requirements, and all such Tax Returns are true, correct and complete in all material respects. LCG has delivered or made available to Entravision copies of all such Tax Returns filed in the past five (5) years, and Schedule 4.11
                                                           -------------
contains a complete and accurate list of all material income Tax Returns filed by LCG and the LCG Subsidiaries in the past five (5) years. With respect to taxable periods ending on or before December 31, 1999, LCG has paid, or made provision for the payment of, all income Taxes that have become due pursuant to those Tax Returns or otherwise, or pursuant to any written assessment received by LCG or any of the LCG Subsidiaries. Except as set forth on Schedule 4.11,
                                                               -------------
the Tax Returns of LCG and the LCG Subsidiaries have not been examined (nor are they currently in the process of being examined) by the IRS or any other tax authority for any of the past five (5) years.

          (b) The charges, accruals and reserves with respect to Taxes on the Financial Statements are adequate (determined in accordance with GAAP) to cover Taxes through the date of the Financial Statements. To the Knowledge of LCG, there exists no proposed Tax assessment against LCG or the LCG Subsidiaries except as disclosed in the Financial Statements or on Schedule 4.11. No consent
                                                      -------------
to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired or to be acquired by LCG or the LCG Subsidiaries. All material Taxes that LCG and the LCG Subsidiaries are or were required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. There is no Tax sharing agreement that will require any payment by LCG or any of the LCG Subsidiaries after the date of this Agreement. LCG and the LCG Subsidiaries have timely paid all material Income Taxes for the periods ending on December 31, 1999 and all Other Taxes that are due and payable, nonpayment of which would (i) result in an Encumbrance on any of the assets of LCG or the LCG Subsidiaries or (ii) result in Entravision becoming liable therefor.

     4.12 Employee Benefits.
          -----------------

          (a) Schedule 4.12 lists each Employee Benefit Plan of LCG and the LCG
              -------------
Subsidiaries. Each Employee Benefit Plan is in substantial compliance with applicable law and has been administered and operated in all material respects in accordance with its terms. Each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the IRC has received a favorable determination letter from the IRS and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination.

          (b) No event which constitutes a "reportable event" (as defined in Section 4043(c) of ERISA) for which the thirty (30) day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC") has occurred with respect to any Employee Benefit Plan. No Employee Benefit Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which LCG or the LCG Subsidiaries were required under the terms of each Employee Benefit Plan to have paid as contributions to such Employee Benefit Plan on or prior to the date hereof (excluding any amounts not yet due) and no Employee Benefit Plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the IRC), whether or not waived.

          (c) Neither LCG, the LCG Subsidiaries nor any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the IRC and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975(a) of the IRC. No material liability, claim, action or litigation has been made, commenced or, to the Knowledge of LCG, Threatened with respect to any Employee Benefit Plan (other than for benefits payable in the ordinary course of business and PBGC insurance premiums). No Employee Benefit Plan or related trust owns any securities in violation of
Section 407 of ERISA. With respect to any Employee Benefit Plan subject to Title IV of ERISA, as of the most recent actuarial valuation prepared for each such Employee Benefit Plan, the aggregate present value of the accrued liabilities thereof did not exceed the aggregate fair market value of the assets allocable thereto (determined on the bases set forth therein). LCG and the LCG Subsidiaries do not presently and have not at any time in the past maintained a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (d) To the Knowledge of LCG, except as set forth on Schedule 4.12,
                                                              -------------
there are no Proceedings (other than routine claims for benefits) pending or Threatened against any Employee Benefit Plan or its assets, or arising out of such Employee Benefit Plan and, to the Knowledge of LCG, no facts exist which could give rise to any such Proceedings that might have a material adverse effect on such Employee Benefit Plan. To the Knowledge of LCG, there has been no act or omission by LCG or the LCG Subsidiaries that has given rise or may give rise to any fines, penalties, Taxes or late charges under Section 502(c),
(i) or (l), Section 407(1) of ERISA or Chapter 43 of the IRC.

     4.13 Compliance with Legal Requirements.  Except as set forth on Schedule
          ----------------------------------                          --------
4.13 or as previously disclosed in writing to Entravision: (i) LCG and the LCG
----
Subsidiaries are in compliance in all material respects with each material Legal Requirement that is applicable to them; (ii) to the Knowledge of LCG, no event has occurred or circumstance exists that (with or without notice or lapse of time) constitutes or results in a material violation by LCG or the LCG Subsidiaries of, or a failure on the part of LCG or the LCG Subsidiaries to comply in all material respects with, any material Legal Requirement or gives rise to any material obligation on the part of LCG or the LCG Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (iii) neither LCG nor any of the LCG Subsidiaries has received any written notice or other written communication from any Governmental Body regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any material Legal Requirement, any actual, alleged, possible or potential material obligation on the part of LCG or any of the LCG Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     4.14 Governmental Authorizations.  Schedule 4.14 contains a complete and
          ---------------------------   -------------
accurate list of each material Governmental Authorization that is held by LCG or the LCG Subsidiaries, except for authorizations of the FCC under Part 74 of its rules. Each Governmental Authorization listed or required to be listed on
Schedule 4.14 is valid and in full force and effect in all material respects.
-------------
Except as set forth on Schedule 4.14 or as previously disclosed in writing to
                       -------------
Entravision, LCG and each of the LCG Subsidiaries is and at all times has been in
compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified on schedule 4.14, and, to the Knowledge of LCG, no event has occurred or
-------------
circumstance exists that (with or without notice or lapse of time) constitutes or results directly or indirectly in a violation of or a failure to comply with any material term or material requirement of any Governmental Authorization listed or required to be listed on Schedule 4.14 or may result directly or
                                   -------------
indirectly in a material revocation, withdrawal, suspension, cancellation, termination of or any modification to, any Governmental Authorization listed or required to be listed on Schedule 4.14. The Governmental Authorizations listed
                         -------------
on Schedule 4.14 collectively constitute all of the material Governmental
   -------------
Authorizations necessary to permit LCG and the LCG Subsidiaries to lawfully conduct and operate the Radio Stations and the Newspapers in the manner currently conducted in all material respects.

     4.15 Legal Proceedings.  Except as set forth on Schedule 4.15, there is no
          -----------------                          -------------
pending Proceeding (i) that is material and has been commenced by or against LCG or any of the LCG Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of LCG and except as set forth on Schedule 4.15, no such Proceeding described in clauses (i) and (ii) of
         -------------
this section has been Threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. LCG has delivered or made available to Entravision copies of all material pleadings relating to each Proceeding listed on Schedule 4.15.
                                                             -------------
None of such Proceedings listed or required to be listed on Schedule 4.15
                                                            -------------
currently has or, to the Knowledge of LCG, is reasonably expected to have an LCG Material Adverse Effect.

     4.16 Absence of Certain Changes and Events.  Except as contemplated by this
          -------------------------------------
Agreement and as set forth on Schedule 4.16, since October 31, 1999, LCG and the
                              -------------
LCG Subsidiaries have conducted the businesses of the Radio Stations and the Newspapers only in the ordinary course of business and there has not been any:
(i) change in the authorized or issued capital stock of LCG or any of the LCG Subsidiaries (other than issuances pursuant to the exercise of Options), grant of any stock option or right to purchase shares of capital stock of LCG or any of the LCG Subsidiaries, issuance of any security convertible into such capital stock, grant of any registration rights, purchase, redemption, retirement or other acquisition by LCG or any of the LCG Subsidiaries of any shares of any such capital stock or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; (ii) payment or increase by LCG or any of the LCG Subsidiaries of any bonuses, salaries or other compensation to any employee (except in the ordinary course of business) or entry into any employment, severance or similar Contract with any employee;
(iii) adoption of, or increase in the payments to or benefits under, any Employee Benefit Plan for or with any employees except in the ordinary course of business; (iv) damage to or destruction or loss of any of the assets of LCG or the LCG Subsidiaries, whether or not covered by insurance, which would have an LCG Material Adverse Effect; (v) entry into, termination of or written receipt of notice of termination of any material Contract, other than the expiration of Contracts pursuant to their terms; (vi) except as set forth on Schedule 4.16,
                                                               -------------
sale (other than sales of inventory in the ordinary course of business), lease or other disposition of any material assets or material properties or mortgage, pledge or imposition of any Encumbrance on any material asset or material property; (vii) material change in the accounting methods used by LCG or the LCG Subsidiaries, except as required by changes in GAAP; or (viii) any agreement, whether oral or written, to do any of the foregoing.

     4.17 Applicable Contracts; No Defaults.
          ---------------------------------

          (a) Schedule 4.17 contains a complete and accurate list, and LCG has
              -------------
delivered or made available to Entravision, true, complete and correct copies of each Applicable Contract. Each Applicable Contract identified or required to be identified on Schedule 4.17 is in full force and effect and is valid and
              -------------
enforceable against LCG and to the Knowledge of LCG, against the other party or parties thereto, in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or (ii) is subject to general principles of equity.

          (b) Except as set forth on Schedule 4.17: (i) LCG or the LCG
                                     -------------
Subsidiaries, as the case may be, are in material compliance with all applicable terms and requirements of each Applicable Contract; (ii) to the Knowledge of LCG, except for this Agreement and the Contemplated Transactions, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or Breach of, or give LCG or the LCG Subsidiaries, as the case may be, or other Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Applicable Contract; and (iii) LCG and the LCG Subsidiaries, as the case may be, have not given to or received from any other Person any written notice or other written communication regarding any actual, alleged, possible or potential material violation or material Breach of, or material default under, any Applicable Contract.

     4.18 Insurance.
          ---------

          (a) LCG has delivered or made available to Entravision true, complete and correct copies of all material policies of insurance relating to LCG and the LCG Subsidiaries to which LCG or the LCG Subsidiaries are a party.

          (b) Except as set forth on Schedule 4.18, (i) all such material
                                     -------------
policies of insurance are valid and outstanding, (ii) LCG and the LCG Subsidiaries have not received any written notice of cancellation or any other written indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not able to perform its obligations thereunder and (iii) LCG and the LCG Subsidiaries have paid all premiums due, and have otherwise performed all of their material respective obligations, under each such policy.

     4.19 Real Property Matters.
          ---------------------

          (a) Schedule 4.19 contains a complete and accurate list of all Real
              -------------
Property and a complete and accurate list of all material Real Property Leases (which for purposes of this section shall be deemed to include all Real Property Leases for tower sites and studio facilities leased by LCG or any of the LCG Subsidiaries). LCG or the LCG Subsidiaries, as the case may be, own and have sufficient title to all of the Real Property. The Real Property and the real property leased pursuant to the Real Property Leases include all material land used for the conduct of the business and operations of LCG and the LCG Subsidiaries as they are currently conducted as of the date hereof. LCG has delivered or made available to Entravision true, complete and copies of the deeds and other instruments (as recorded) by which either LCG or the LCG Subsidiaries, as the case may be, acquired such real property interests, and true, complete and copies of all title insurance policies, opinions, abstracts and surveys in the possession of LCG relating to such properties or interests.

          (b) LCG has delivered or made available to Entravision copies of all material Real Property Leases (which for purposes of this section shall be deemed to include all Real Property Leases for tower sites and studio facilities leased by LCG or any of the LCG Subsidiaries) and copies of all material reports of any engineers, environmental consultants or other consultants in its possession relating to any of the Real Property or any of the Real Property leased pursuant to the Real Property Leases. To the Knowledge of LCG, none of the Real Property is subject to any material Encumbrance, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation.

     4.20 Compliance with Environmental Laws.  Except as set forth on Schedule
          ----------------------------------                          --------
4.20 or as would not have an LCG Material Adverse Effect, (i) all of the
----
operations of LCG and the LCG Subsidiaries are in material compliance with all Environmental Laws as currently in effect, (ii) neither LCG, the LCG Subsidiaries nor, to the Knowledge of LCG, any of their predecessors used, released or disposed of any Hazardous Substance in any manner that could reasonably be expected to result in material liability to LCG or any of the LCG Subsidiaries, (iii) to the Knowledge of LCG, none of the property owned, leased or operated by LCG or the LCG Subsidiaries is contaminated by any Hazardous Substance, (iv) to the Knowledge of LCG, none of the property owned, leased or operated by LCG or the LCG Subsidiaries is affected by any condition that could reasonably be expected to result in liability under any Environmental Law as currently in effect and (v) to the Knowledge of LCG, there is and has been no condition, activity or event respecting LCG or the LCG Subsidiaries that could reasonably be expected to subject Entravision or the Surviving Corporation to any liability under any Environmental Law as currently in effect.

     4.21 Employees.  LCG has delivered or made available to Entravision copies
          ---------
of any and all material employee handbooks and policy manuals applicable to any of the employees of LCG or any of the LCG Subsidiaries, as well as any and all material written or oral severance policies applicable to such employees.

     4.22 Labor Relations; Compliance.
          ---------------------------

          (a) As of the date hereof, except as set forth on Schedule 4.22,
                                                            -------------
neither LCG nor any of the LCG Subsidiaries is party to any collective bargaining or other labor Contract. With respect to LCG and the LCG Subsidiaries, in the past two (2) years, except as set forth on Schedule 4.22,
                                                                -------------
there has not been, there is not presently pending or existing, and to the Knowledge of LCG, there is not Threatened, (i) any material strike, slowdown, picketing, work stoppage or employee grievance process, (ii) any material Proceeding against LCG or any of the LCG Subsidiaries relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting the Radio Stations or (iii) any material application for certification of a collective bargaining agent.

          (b) As of the date hereof, to the Knowledge of LCG, no event has occurred or circumstance exists that could provide the basis for any material work stoppage or other material labor dispute for the employees of LCG or the LCG Subsidiaries. To the Knowledge of LCG, there is no material lockout of any employees of LCG or the LCG Subsidiaries, and no such action is contemplated. LCG and the LCG Subsidiaries have complied in all material respects with all material Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings. Neither LCG nor any of the LCG Subsidiaries are liable in any material respect for the payment of compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     4.23 Intellectual Property.
          ---------------------

          (a) The term "Intellectual Property Assets" means the following proprietary items used or licensed by LCG or the LCG Subsidiaries as licensee or licensor in connection with their business: (i) the name and FCC call letters listed on Schedule 4.23, all fictional business names, trade names, registered
          -------------
trademarks and service marks and applications; (ii) patents and patent applications; (iii) copyrights; (iv) rights in mask works; and (v) confidential information.

          (b) Schedule 4.23 sets forth a complete and accurate list of all
              -------------
Applicable Contracts granting rights in material Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which LCG or the LCG Subsidiaries are the licensees. There are no outstanding and, to the Knowledge of LCG, no material Threatened disputes with respect to any Applicable Contract listed on Schedule 4.23. The Intellectual Property Assets are those used in the
          -------------
operation of the businesses of the Radio Stations and the Newspapers as they are currently conducted. LCG and the LCG Subsidiaries are the owners of or have the right to use all of the material Intellectual Property Assets.

     4.24 Relationships with Related Persons.  Except as set forth on Schedule
          ----------------------------------                          --------
4.24, each Contract to which LCG or any of the LCG Subsidiaries, on the one
----
hand, and a Related Person, on the other hand, are a party contains terms no less favorable to LCG or the LCG Subsidiaries, as the case may be, than could have been obtained by LCG or the LCG Subsidiaries, as the case may be, in an arm's length transaction between independent parties.

                                  ARTICLE 5.
                        REPRESENTATIONS AND WARRANTIES
                      OF ENTRAVISION AND ACQUISITION CO.

     Entravision and Acquisition Co., jointly and severally, hereby represent and warrant to LCG as follows:

     5.1  Organization and Good Standing.  Entravision is a limited liability
          ------------------------------
company duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     5.2  Authority; No Conflict; Consents.
          --------------------------------

          (a) Assuming due authorization, execution and delivery of this Agreement by LCG, this Agreement constitutes the legal, valid and binding obligation of Entravision and Acquisition Co., enforceable against Entravision and Acquisition Co. in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or is subject to general principles of equity. Entravision and Acquisition Co. have the corporate or limited liability company, as the case may be, right, power, authority and capacity to execute and deliver this Agreement and to perform their respective obligations thereunder.

          (b) Neither the execution and delivery of this Agreement by Entravision or Acquisition Co. nor the consummation or performance of any of the Contemplated Transactions by Entravision or Acquisition Co. will violate, Breach or conflict with: (i) any provision of the respective Organizational Documents of Entravision and Acquisition Co.; (ii) any resolution related to the Contemplated Transactions adopted by the members, stockholders or the Board of Directors of Entravision or Acquisition Co., as the case may be; (iii) any material Legal Requirement or material Order to which Entravision or Acquisition Co. may be subject; or (iv) any material Contract to which Entravision or Acquisition Co. is a party or by which Entravision or Acquisition Co. may be bound.

          (c) Except for the FCC Consent and the Filing required by the HSR Act, Entravision and Acquisition Co. are not and will not be required to give any notice to or obtain any material third-party Consents from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, including, without limitation, the Merger and the transfer of the ownership and operation of the Radio Stations and the Newspapers to Entravision.

     5.3  Broker's or Finder's Fees.  Neither Entravision, Acquisition Co. nor
          -------------------------
their agents have incurred any Liabilities for broker's or finder's fees or agents commissions or other similar payment in connection with this Agreement.

     5.4  Availability of Funds.  As of the date hereof, Entravision has
          ---------------------
sufficient available funds and/or a banker's commitment for sufficient funds to consummate the Contemplated Transactions, and on the Closing Date Entravision will have sufficient funds to enable Entravision and Acquisition Co. to consummate the Contemplated Transactions. Upon consummation of the Contemplated Transactions, Entravision and the Surviving Corporation will be solvent.

     5.5  No Prior Activities.  Except for obligations incurred in connection
          -------------------
with its incorporation or organization or the negotiation and consummation of this Agreement and the Contemplated Transactions, Acquisition Co. has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person or entity.

     5.6  FCC Matters.  There are no facts which, under the Communications Act
          -----------
of 1934, as amended, or the published rules, regulations or policies of the FCC, would disqualify Entravision or Acquisition Co. as assignee of the FCC licenses related to LCG and the LCG Subsidiaries. Entravision and Acquisition Co. are qualified to consummate the Contemplated Transactions and to certify to their financial qualifications on FCC Form 314, and they shall so certify in the applications as originally filed with the FCC.

     5.7  Litigation.  There is no litigation pending or, to the actual
          ----------
knowledge, after reasonable inquiry, of Entravision, Threatened against Entravision or Acquisition Co. or any of their respective Subsidiaries or Affiliates (i) with respect to which there is a reasonable likelihood of a determination which would, individually or in the aggregate, have a Material Adverse Effect on the ability of Entravision or Acquisition Co. to perform their obligations under this Agreement, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the Contemplated Transactions. None of Entravision, Acquisition Co. or any of their Subsidiaries is subject to any outstanding Orders which, individually or in the aggregate, would have a Material Adverse Effect on the ability of Entravision or Acquisition Co. to perform their obligations under this Agreement.

     5.8  Limitations of LCG and LCG Subsidiary Representations and Warranties.
          --------------------------------------------------------------------
Entravision and Acquisition Co. acknowledge and agree that the representations and warranties in this Agreement of LCG and the LCG Subsidiaries (and the related Schedules) do not require disclosure of any matters related to (i) the Nevada Acquisitions or (ii) the Huth Asset Purchase Agreement.

     5.9  Disclaimer.  ENTRAVISION AND ACQUISITION CO. EACH ACKNOWLEDGE THAT LCG
          ----------
HAS NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE TO ENTRAVISION OR ACQUISITION CO. ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY MADE BY LCG IN SECTIONS 4.1 THROUGH 4.24 OF THIS AGREEMENT. ADDITIONALLY, ENTRAVISION AND ACQUISITION CO. EACH ACKNOWLEDGE THAT LCG MAKES NO REPRESENTATION OR WARRANTY TO ENTRAVISION OR ACQUISITION CO. (1) AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS BEING SO TRANSFERRED, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE DELAWARE UNIFORM COMMERCIAL CODE OR THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION OR IN ANY STATUTE APPLICABLE TO REAL PROPERTY) OR (2) WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO ENTRAVISION OR ACQUISITION CO.

                                  ARTICLE 6.
                               COVENANTS OF LCG

     6.1  Access and Investigation.  Between the date of this Agreement and the
          ------------------------
Closing Date, LCG will, and will use Commercially Reasonable Efforts to cause its Representatives to, (i) afford Entravision and its Representatives reasonable access during normal business hours to the personnel, properties (including subsurface testing), Contracts, books and records and other documents and data of LCG, (ii) furnish Entravision and its Representatives with true, complete and correct copies of all such Contracts, books and records and other existing documents and data as they may reasonably request and (iii) furnish Entravision and its Representatives with such additional financial, operating and other data and information as they may reasonably request; provided, however, that LCG obtains any necessary landlord consents thereto, which consents LCG shall use Commercially Reasonable Efforts to obtain. LCG agrees that prior to consummation of the Contemplated Transactions, to the extent available, Entravision will be furnished with such accounting information and reports to the extent Entravision deems necessary to enable Entravision to satisfy the disclosure or exemption requirements of any lender providing financing for the Contemplated Transactions, or state or federal securities regulators. Nothing in this Section 6.1 or elsewhere in this Agreement shall require LCG to compile accounting information or prepare reports that it would not otherwise compile or prepare. All such information is delivered subject to that certain Confidentiality Agreement dated September 17, 1999 (the "Confidentiality Agreement") by and between Entravision and LCG.

     6.2  Operation of Business.  Without the prior written consent of
          ---------------------
Entravision (which shall not be unreasonably withheld), LCG will not and will cause each of the LCG Subsidiaries not to engage in any material practice, take any material action or enter into any material transaction outside the Ordinary Course of Business (as defined below); provided, however, that nothing herein shall be deemed to prohibit LCG and the LCG Subsidiaries from consummating in the Ordinary Course of Business the transactions contemplated by (i) the Nevada Acquisitions, (ii) the Huth Asset Purchase Agreement and (iii) that certain Work Letter Agreement dated as of August 26, 1999 by and between EXCL Communications, Inc. and WTA Campbell Technology Park LLC. Without limiting the generality of the foregoing, prior to the Closing, LCG will not and will cause each of the LCG Subsidiaries not to incur trade payables other than in the Ordinary Course of Business and not to accelerate collection of accounts receivable other than in the Ordinary Course of Business. For purposes of this Section 6.2 only, "Ordinary Course of Business" means an action taken by LCG or any of the LCG Subsidiaries that is consistent with their respective past practices and is taken in the ordinary course of their respective normal day-to-day operations.

     6.3  Negative Covenant.  Except as otherwise expressly permitted by this
          -----------------
Agreement, between the date of this Agreement and the Closing Date, LCG will not, without the prior written consent of Entravision, which consent shall not be unreasonably withheld, take any affirmative action as a result of which any of the changes or events listed in Section 4.16 above occurs; provided, however, that nothing contained herein shall be construed to prohibit LCG from taking any of the actions set forth on Schedule 4.16.
                            -------------

     6.4  Notification.  Between the date of this Agreement and the Closing
          ------------
Date, LCG will promptly notify Entravision in writing if it becomes aware of any fact or condition that causes or constitutes a material Breach of any of its representations and warranties in this Agreement, or if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition be disclosed to Entravision by LCG as set forth above, or any fact or condition that is discovered by Entravision independently prior to the Closing Date, require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition between the date of this Agreement and the Closing Date, LCG will promptly deliver to Entravision a supplement to the Schedules specifying such change.

     6.5  No Negotiation.  Until the Closing Date, or such time, if any, as this
          --------------
Agreement is terminated pursuant to Article 9 below, LCG will not, and will cause its Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any unsolicited inquiries or proposals (except with respect to any unsolicited inquiry or proposal received after the date hereof only to the extent necessary for the Board of Directors of LCG to discharge its fiduciary duties under applicable provisions of the Delaware Code based upon the good faith belief of the Board of Directors of LCG that the terms of such unsolicited inquiry or proposal are superior to the terms of this Agreement) from, any Person (other than Entravision, Acquisition Co. or their Related Persons) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business or as set forth on Schedule 4.16) of LCG, or any
                                               -------------
merger, consolidation, business combination, sale of ownership interests or similar transaction involving LCG or the Shares.

     6.6  Commercially Reasonable Efforts.  Between the date of this Agreement
          -------------------------------
and the Closing Date, LCG will use its Commercially Reasonable Efforts to cause the conditions in Section 8.1 below to be satisfied.

     6.7  Applications for FCC Consent.  Within ten (10) days after the full
          ----------------------------
execution of this Agreement, LCG will file (or cooperate with Entravision to file) such applications as are required with the FCC requesting its written consent to the assignment of the FCC licenses held by LCG (or any of the LCG Subsidiaries, as the case may be) from LCG (or any of the LCG Subsidiaries, as the case may be) to Holdings (the "FCC Consent"), which applications shall be in form and substance acceptable for filing with the FCC. LCG will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of such applications and their prosecution to a favorable conclusion. LCG will promptly provide Entravision with a true, complete and correct copy of any pleading or other document served on it relating to such applications. If the FCC Consent imposes any condition on LCG, LCG shall use its Commercially Reasonable Efforts to comply with such condition prior to the Closing. If reconsideration or judicial review is sought with respect to the FCC Consent, and such reconsideration or review relates to LCG or the operations of the Radio Stations, LCG shall vigorously oppose such reconsideration or judicial review at its own expense.

     6.8  Filing Under HSR Act.  Promptly after full execution of this
          --------------------
Agreement, LCG agrees to make a separate filing of the Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions as promptly as practicable and supply any additional information or documentary material that may be required under the HSR Act and to take all other actions as reasonably necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as possible. LCG will use its Commercially Reasonable Efforts to cooperate in all respects with Entravision in conjunction with any such filing submission or other inquiry and to promptly notify Entravision of any communication received from or given to the Antitrust Division of the Department of Justice or the Federal Trade Commission and to permit the other party to review such communication.

     6.9  Third-Party Consents.  LCG shall use its Commercially Reasonable
          --------------------
Efforts to obtain, or cause to be obtained prior to the Closing Date, any and all required third-party Consents listed on Schedule 4.2 to the extent
                                            ------------
reasonably requested by Entravision.

     6.10 No Inconsistent Action.  Between the date of this Agreement and the
          ----------------------
Closing Date, LCG will not take any action which is materially inconsistent with their obligations under this Agreement, or that would hinder or delay the consummation of the Contemplated Transactions. LCG will not take any action that would disqualify or impair LCG as the assignor of the Radio Stations or as owners and operators of the Radio Stations.

     6.11 Environmental Audit/Engineering/Soils Investigation.  Provided that
          ---------------------------------------------------
LCG has obtained any necessary landlord consents thereto, which consents LCG shall use Commercially Reasonable Efforts to obtain, at its sole option, within forty-five (45) days of the execution of this Agreement, Entravision may conduct and complete a Phase I (or Phase II, if necessary) environmental audit and an engineering and soils and geotechnical investigation of any of the Real Property (the "Environmental Audit") to be conducted by a company selected by Entravision (and reasonably satisfactory to LCG) and at Entravision's sole expense. If the Environmental Audit discloses the presence of any Hazardous Substances on any Real Property in violation of any Environmental Laws, Entravision may in its sole and absolute discretion and at its own expense, promptly comply with the applicable Environmental Laws to bring such property into compliance. If Entravision does not properly and timely exercise its termination rights pursuant to Section 9.1(e) below, the results of such Environmental Audit shall be deemed, without further action by any of the parties hereto, to be disclosed on the Schedules to this Agreement.

     6.12 Option Notices.  Prior to the Closing, LCG shall comply with the
          --------------
procedural provisions (including notice provisions) of each Option Agreement applicable to the Options in connection with the Contemplated Transactions. At the Closing Date, each outstanding Option shall be cancelled and the holder thereof shall only be entitled to receive at the Closing Date from LCG in consideration for such cancellation a cash payment of an amount equal to (i) the excess, if any, of the Per Share Merger Consideration minus (ii) the exercise price to be paid upon exercise of such Option pursuant to such Option Agreement (the "Option Amount") (subject to withholding required under all applicable laws). Prior to the Closing Date, the Board of Directors of LCG will take any corporate action necessary to effectuate the provisions of this Section 6.12.

     6.13 Board Recommendation.  LCG shall take all action necessary in
          --------------------
accordance with the Delaware Code and its Certificate of Incorporation and Bylaws to convene the Meeting on the date set forth in the notice of such Meeting (and in no event later than twenty-five (25) days after the date of the notice of the Meeting) in order to consider and vote upon the Merger, and the Board of Directors of LCG shall not adjourn, postpone or in any way prevent the Meeting from occurring on the date set forth in such notice. At the Meeting, the Board of Directors of LCG shall recommend that the Stockholders vote to approve the Merger and this Agreement; provided, however, that if, after the date hereof, LCG has received an unsolicited inquiry or proposal, then such recommendation may be withdrawn, modified or amended, after the Board of Directors has considered such unsolicited inquiry or proposal, solely to the extent that the Board of Directors of LCG concludes, in good faith after consultation with its outside financial advisor, and upon advice of outside legal counsel, that it is inconsistent with such Board's fiduciary duties under applicable law not to do so; provided, further, that if the events set forth in the preceding clause do occur, the Board of Directors of LCG shall nonetheless put the approval of the Merger and this Agreement to a vote of the Stockholders.

                                  ARTICLE 7.
                 COVENANTS OF ENTRAVISION AND ACQUISITION CO.

     7.1  Notification.  Between the date of this Agreement and the Closing
          ------------
Date, Entravision will promptly notify LCG in writing if Entravision become aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties of Entravision or Acquisition Co. in this Agreement, or if Entravision becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

     7.2  Commercially Reasonable Efforts.  Between the date of this Agreement
          -------------------------------
and the Closing Date, Entravision and Acquisition Co. will use their Commercially Reasonable Efforts to cause the conditions in Section 8.2 below to be satisfied.

     7.3  Applications for FCC Consent.  Within ten (10) days after the full
          ----------------------------
execution of this Agreement, Entravision will file (or cooperate with LCG to file) such applications as are required in connection with the FCC Consent. Entravision will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of such applications and their prosecution to a favorable conclusion. Entravision will promptly provide LCG with a true, complete and correct copy of any pleading or other document served on it relating to such applications. If the FCC Consent imposes any condition on Entravision, Acquisition Co. or Holdings, Entravision, Acquisition Co. or Holdings shall use their Commercially Reasonable Efforts to comply with such condition prior to the Closing. If reconsideration or judicial review is sought with respect to the FCC Consent, and such reconsideration or review relates to Entravision or Acquisition Co. or Holdings, Entravision or Acquisition Co. or Holdings, as the case may be, shall vigorously oppose such reconsideration or judicial review at their own expense.

     7.4  Filing Under HSR Act.  Promptly after full execution of this
          --------------------
Agreement, Entravision agrees to make a separate filing of the Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions as promptly as practicable and supply any additional information or documentary material that may be required under the HSR Act and to take all other actions as reasonably necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as possible.
Entravision will use its Commercially Reasonable Efforts to cooperate in all respects with LCG in conjunction with any such filing submission or other inquiry and to promptly notify LCG of any communication received from or given to the Antitrust Division of the Department of Justice or the Federal Trade Commission and to permit the other party to review such communication.

     7.5  No Inconsistent Action.  Entravision and Acquisition Co. will not take
          ----------------------
any action which is materially inconsistent with their obligations under this Agreement, or that would hinder or delay the consummation of the Contemplated Transactions. Entravision and Acquisition Co. will not take any action that would disqualify or impair Entravision or Holdings as the assignees of the Radio Stations or as the owner and operator of the Radio Stations.

     7.6  Certificate of Incorporation.
          ----------------------------

          (a) At the Closing, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions providing for exculpation of director and officer liability and indemnification to the fullest extent permitted by the Delaware Code. Such provisions in the Certificate of Incorporation of the Surviving Corporation shall not be amended, repealed or otherwise modified until April 1, 2002 in any manner that would in any material respect adversely affect the rights thereunder of individuals who at or prior to the Closing Date were directors, officers, employees or agents of LCG, unless such modification is required by law.

          (b) This Section 7.6 shall survive the Closing Date, is intended to benefit LCG, the Surviving Corporation and each of the persons referred to in paragraph (a) of this Section and shall be binding on all successors and assigns of the Surviving Corporation.

     7.7  Escrows and Deposits.  Entravision and the Surviving Corporation agree
          --------------------
to keep the LCG Representatives reasonably informed as to the status of any outstanding portion of the Escrows and Deposits and to promptly provide the LCG Representatives with any disbursements, notices or other materials Entravision or the Surviving Corporation receive with respect thereto. Entravision and the Surviving Corporation acknowledge and agree that the LCG Representatives shall direct and control any Proceedings relating to the Escrows and Deposits.
Subject to the Confidentiality Agreement, and at the expense of the LCG Representatives (solely from the Escrow Account), each of Entravision and the Surviving Corporation shall provide the LCG Representatives with such information and records and make such of its respective officers, directors, employees and agents available as may reasonably be requested by the LCG Representatives in connection with any Proceedings relating to the Escrows and Deposits.

                                  ARTICLE 8.
             CONDITIONS PRECEDENT TO PARTIES' OBLIGATIONS TO CLOSE

     8.1  Conditions Precedent to the Obligation of Entravision and Acquisition
          ---------------------------------------------------------------------
Co. to Close.  The obligation of Entravision and Acquisition Co. to effect the
------------
Contemplated Transactions and to take the other actions required to be taken by Entravision and Acquisition

Co. at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Entravision, in whole or in part, where permissible):

          (a) Accuracy of Representations and Warranties.  All of the
              ------------------------------------------
representations and warranties of LCG in this Agreement must be accurate in all respects as of the date of this Agreement, except for such inaccuracies as would not have an LCG Material Adverse Effect. Each of the following representations and warranties of LCG in this Agreement must be accurate when made, and as of the Closing Date as if made on the Closing Date, except for such inaccuracies as would not have an LCG Material Adverse Effect: Sections 4.1, 4.2(a), the first sentence through clause (i) of 4.2(b), 4.3, 4.4 (except for the last sentence),
4.5 (except that if any Options are exercised between the date of execution of this Agreement and the Closing Date, the number of outstanding Options and the number of outstanding Shares set forth in this Agreement and the Schedules hereto shall be deemed to be adjusted accordingly), 4.8, 4.11, 4.14, 4.16 and 4.24.

          (b) Performance.  All of the material covenants and obligations that
              -----------
LCG is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects, including, without limitation, the obligations of LCG pursuant to Section 3.2 above.

          (c) Closing Certificate.  Entravision shall have received from a duly-
              -------------------
authorized officer of LCG a certificate, dated as of the Closing, certifying that the conditions specified in Sections 8.1(a) and 8.1(b) above have been fulfilled.

          (d) No Order.  There shall not be in effect any Order of a
              --------
Governmental Body which prevents, makes illegal or otherwise prohibits any of the Contemplated Transactions.

          (e) No Prohibition.  There shall not be in effect any Legal
              --------------
Requirement that prevents, makes illegal or otherwise prohibits any of the Contemplated Transactions.

          (f) Consents.  Subject to Section 3.1 above, the FCC Consent shall
              --------
have become a Final Order. The applicable waiting period under the HSR Act shall have expired or been terminated.

          (g) Stockholder Approval.  The Stockholders shall have approved the
              --------------------
Merger and this Agreement at the Meeting in accordance with the Delaware Code and the Certificate of Incorporation and Bylaws of LCG.

          (h) Other Documents.  Entravision shall have received such other
              ---------------
agreements, receipts, pay-off letters and other instruments as it may reasonably require to evidence payment and satisfaction in full of, or release from, all obligations of LCG and the LCG Subsidiaries in respect of indebtedness for borrowed money set forth on Schedule 4.10, including, without limitation, the
                            -------------
obligations of LCG with respect to the Credit Agreement, the 1997 Debentures and the 1998 Debentures, and LCG shall have delivered or caused to be delivered to Entravision the original promissory note(s) or other instruments evidencing such indebtedness marked "cancelled," the release and termination of any and all security interests and liens on the assets of LCG or any of the LCG Subsidiaries issued in connection with such indebtedness and such other documentation reasonably requested by Entravision's counsel as necessary to evidence full repayment of such indebtedness and release of all legal rights and remedies in connection therewith.

     8.2  Conditions Precedent to the Obligation of LCG to Close.  The
          ------------------------------------------------------
obligation of LCG to effect the Contemplated Transactions and to take the other actions required to be taken by LCG at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by LCG, in whole or in part, where permissible):

          (a) Accuracy of Representations and Warranties.  All of the
              ------------------------------------------
representations and warranties of Entravision and Acquisition Co. in this Agreement must be accurate in all respects when made, and as of the Closing Date as if made on the Closing Date, except for such inaccuracies as would not have a Material Adverse Effect on Entravision or Acquisition Co.

          (b) Performance.  All of the material covenants and obligations that
              -----------
Entravision and Acquisition Co. are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, including, without limitation, the obligations of Entravision and Acquisition Co. pursuant to Section 3.3 above.

          (c) Closing Certificate.  LCG shall have received from a duly-
              -------------------
authorized officer of Entravision a certificate, dated as of the Closing, certifying that the conditions specified in Sections 8.2(a) and 8.2(b) above have been fulfilled.

          (d) No Order.  There shall not be in effect any Order of a
              --------
Governmental Body which prevents, makes illegal or otherwise prohibits any of the Contemplated Transactions.

          (e) No Prohibition.  There shall not be in effect any Legal
              --------------
Requirement that prevents, makes illegal or otherwise prohibits any of the Contemplated Transactions.

          (f) Consents.  Subject to Section 3.1 above, the FCC Consent shall
              --------
have become a Final Order. The applicable waiting period under the HSR Act shall have expired or been terminated.

          (g) Stockholder Approval.  The Stockholders shall have approved the
              --------------------
Merger and this Agreement at the Meeting in accordance with the Delaware Code and the Certificate of Incorporation and Bylaws of LCG.

                                  ARTICLE 9.
                                  TERMINATION

     9.1  Termination Events.  This Agreement may, by written notice given prior
          ------------------
to or at the Closing, be terminated:

          (a) by Entravision: (i) if any of the material conditions set forth in this Agreement, including, without limitation, the material conditions set forth in Section 8.1 above, have not been materially satisfied as of the Closing Date or if satisfaction of such material conditions is or becomes impossible (other than through the failure of Entravision or Acquisition Co. to comply with their obligations under this Agreement) and Entravision has not waived such condition in writing on or before the Closing Date; (ii) if LCG remains in default in any material respect in the observance or in the due and timely performance of any of its material covenants, agreements, representations or warranties contained herein after fifteen (15) days written notice and opportunity to cure; or (iii) if the FCC dismisses or denies the application for the FCC Consent and such order is a Final Order or if the FCC designates the applications for FCC Consent for an evidentiary hearing;

          (b) by LCG: (i) if any of the material conditions set forth in this Agreement, including, without limitation, the material conditions set forth in
Section 8.2 above, have not been materially satisfied as of the Closing Date or if satisfaction of such material conditions is or becomes impossible (other than through the failure of LCG to comply with its obligations under this Agreement) and LCG has not waived such condition in writing on or before the Closing Date;
(ii) if Entravision and/or Acquisition Co. remains in default in any material respect in the observance or in the due and timely performance of any of their material covenants, agreements, representations or warranties contained herein after fifteen (15) days written notice and opportunity to cure; (iii) if the FCC dismisses or denies the application for the FCC Consent and such order is a Final Order or if the FCC designates the applications for FCC Consent for an evidentiary hearing; or (iv) if, upon satisfaction or waiver of all of Entravision and Acquisition Co.'s conditions to close set forth in this Agreement, Entravision does not have adequate available funds to pay the Aggregate Merger Consideration;

          (c) by mutual consent of Entravision and LCG;

          (d) by either Entravision or LCG if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to materially comply with its obligations under this Agreement) on or before the date which is six (6) months from the date of this Agreement; provided, however, that the Closing Date shall be extended for four (4) additional months if the only condition to the Closing which has not been satisfied or waived is the receipt of the FCC Consent as a Final Order, or such later date as the parties may agree upon; provided, however, that this section may not be utilized by any party at such time as such party is in Breach of or default under this Agreement in any material respect; or

          (e) by Entravision within forty-five (45) days from the date of this Agreement if the Environmental Audit discloses any matters which would have an LCG Material Adverse Effect unless LCG agrees to fully indemnify Entravision and the Surviving Corporation for any Liability arising from such matter.

          (f) Notwithstanding anything in the foregoing to the contrary, no party that is in material Breach of this Agreement shall be entitled to terminate this Agreement except with the consent of the other parties hereto.

     9.2  Rights of Parties for Nonperformance or Upon Termination.
          --------------------------------------------------------

          (a) If LCG does not have a right to terminate under Section 9.1 above and all conditions precedent to LCG's obligation to close under Section 8.2 above have been satisfied, but LCG refuses to close the Contemplated Transactions, Entravision shall have the right to waive any grounds it may have to terminate under Section 9.1 above and to seek specific performance of the obligation of LCG to consummate the Contemplated Transactions. LCG acknowledges and agrees that the Radio Stations and the Newspapers are unique assets and LCG expressly agrees that monetary damages may be inadequate to compensate Entravision for the refusal of LCG to perform the obligations for which the remedy of specific performance is made available herein. Accordingly, LCG acknowledges and agrees that such refusals to perform may cause irreparable injury to Entravision and that Entravision shall be entitled to seek injunctive relief for specific performance of the obligations specifically listed in this
Section 9.2. Notwithstanding anything herein to the contrary, LCG's monetary liability to Entravision and Acquisition Co. in the event of a termination of this Agreement pursuant to Section 9.1(a) above shall in no event exceed Seven Million Dollars ($7,000,000).

          (b) If this Agreement is terminated for any reason other than by LCG under Section 9.1(b)(ii) or 9.1(b)(iv) above, the parties acknowledge and agree that Entravision shall be entitled to the return of the entire Escrow Deposit, plus interest. If this Agreement is terminated by LCG under Section 9.1(b)(ii) or 9.1(b)(iv) above, the parties acknowledge and agree that LCG will suffer damages that are not practicable to ascertain. Accordingly, in such event, LCG shall be entitled to the entire Escrow Deposit as liquidated damages, payable
(i) if the Escrow Deposit is in the form of immediately available funds, by release of the entire Escrow Deposit (plus interest) to LCG, and (ii) if the Escrow Deposit is in the form of the Earnest Money Letter of Credit, by LCG drawing upon the Earnest Money Letter of Credit. In the event of a dispute concerning the right of LCG to receive the liquidated damages provided for herein, the prevailing party shall be entitled to receive (in addition to the right to draw upon the Earnest Money Letter of Credit or the release of the entire Seven Million Dollars ($7,000,000) plus interest in funds) interest from Entravision and Acquisition Co., on the one hand, or from LCG, on the other hand, at the rate of eight percent (8%) per annum from the date of purported termination of this Agreement until the date on which such accrued and unpaid interest is paid in full. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by LCG pursuant to Section 9.1(b)(ii) or 9.1(b)(iv) above. In such event, Entravision shall immediately instruct the Escrow Agent to deliver the Earnest Money Letter of Credit to LCG to permit it to draw upon the Earnest Money Letter of Credit or to release the funds. LCG AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO DRAW UPON THE EARNEST MONEY LETTER OF CREDIT OR THE RELEASE OF THE SEVEN MILLION DOLLARS ($7,000,000), AND THE RIGHT TO RECEIVE INTEREST, PROVIDED IN THIS SECTION 9.2(b) SHALL BE ITS SOLE AND EXCLUSIVE REMEDY IF THE CLOSING DOES NOT OCCUR WITH RESPECT TO ANY DAMAGES WHATSOEVER THAT LCG MAY SUFFER OR ALLEGE TO SUFFER AS A RESULT OF ANY CLAIM OR CAUSE OF ACTION ASSERTED BY LCG RELATING TO OR ARISING FROM BREACHES OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS OF ENTRAVISION OR ACQUISITION CO. CONTAINED IN THIS AGREEMENT AND TO BE MADE OR PERFORMED AT OR PRIOR TO THE CLOSING. In the event of any dispute between the parties with respect to the right of LCG to receive the liquidated damages provided for herein, the prevailing party shall be entitled to receive from the other, on demand, its reasonable attorney's fees in connection with the final resolution of such dispute.

           (c) If this Agreement is terminated as provided in this Article 9, the Contemplated Transactions shall be abandoned without further action, rights or obligations by the parties hereto to one another, and all filings, applications and other submissions made hereunder shall, to the extent practicable, be withdrawn from the persons to which they were made, except that the last sentence of Section 6.1, Sections 13.1, 13.3, 13.4, 13.13, 13.14 and 13.17, and this Section 9.2 and the Confidentiality Agreement shall remain in effect, and provided that nothing herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement prior to such termination.

                                  ARTICLE 10.
                           TAX RETURNS AND PAYMENTS

     10.1  Returns.
           -------

           (a)  Income Tax Returns.
                ------------------

                (i)  Pre-Cut-Off Date Returns.  The LCG Representatives shall
                     ------------------------
cause to be prepared and Entravision shall cause to be timely filed all required federal, state, local and foreign Income Tax Returns of LCG and the LCG Subsidiaries for any period which ends on or before December 31, 1999 (the "Cut-Off Date"), for which returns have not been filed as of the Closing Date. Such Tax Returns shall, to the extent not otherwise required by law, be prepared in a manner consistent with LCG's past practice (including any Tax elections and methods of accounting). Entravision and its Related Persons, including the Surviving Corporation after the Closing Date, shall reasonably cooperate with the LCG Representatives and their Related Persons in the preparation of such returns. The LCG Representatives shall submit such returns to

Entravision not less than three (3) days before the due date (including extensions) for filing such returns.

                (ii) Straddle Returns.  Entravision shall cause to be prepared
                     ----------------
and timely filed all required federal, state, local and foreign Income Tax Returns of, or which include, LCG and the LCG Subsidiaries for taxable periods beginning before and ending after the Cut-Off Date ("Straddle Returns") which have not been filed as of the Closing Date. Such Tax Returns shall, to the extent not otherwise required by law, be prepared in a manner consistent with LCG's past practice (including any Tax elections and methods of accounting). At least fifteen (15) days prior to the filing of any Straddle Returns required to be caused to be filed by Entravision pursuant to the preceding sentence, Entravision shall submit for their approval copies of such returns to the LCG Representatives which approval shall not be unreasonably withheld. Entravision shall take no position on such returns that would adversely affect the Stockholders after the Closing Date unless such position would be reasonable in the case of a Person that owned LCG and the LCG Subsidiaries both before and after the Closing Date.

           (b)  Other Tax Returns.
                -----------------

                (i)  Pre-Closing Date Returns.  The LCG Representatives shall
                     ------------------------
cause to be prepared and Entravision shall cause to be timely filed all required Other Tax Returns of LCG and the LCG Subsidiaries for any period which ends on or before the Closing Date for which returns have not been filed as of the Closing Date. Such Tax Returns shall, to the extent not otherwise required by law, be prepared in a manner consistent with LCG's past practice (including any Tax elections and methods of accounting). Entravision and its Related Persons, including the Surviving Corporation after the Closing Date, shall reasonably cooperate with the LCG Representatives and their Related Persons in the preparation of such returns. The LCG Representatives shall submit such returns to Entravision not less than three (3) days before the due date (including extensions) for filing such returns.

                (ii) Straddle Returns.  Entravision shall cause to be prepared
                     ----------------
and timely filed all required Other Tax Returns of, or which include, LCG and the LCG Subsidiaries for taxable periods beginning before and ending after the Closing Date ("Other Tax Straddle Returns") which have not been filed as of the Closing Date. Such Tax Returns shall, to the extent not otherwise required by law, be prepared in a manner consistent with LCG's past practice (including any Tax elections and methods of accounting). At least fifteen (15) days prior to the filing of any Other Tax Straddle Returns required to be caused to be filed by Entravision pursuant to the preceding sentence, Entravision shall submit for their approval copies of such returns to the LCG Representatives which approval shall not be unreasonably withheld. Entravision shall take no position on such returns that would adversely affect the Stockholders after the Closing Date unless such position would be reasonable in the case of a Person that owned LCG and the LCG Subsidiaries both before and after the Closing Date.

     10.2  Payments.
           --------

           (a)  Income Tax Payments.  Entravision shall timely cause to be paid
                -------------------
all federal, state, local and foreign Income Taxes with respect to the Income Tax Returns to be caused to be filed by Entravision pursuant to Section 10.1(a) above. Such Income Taxes to be caused to be paid by Entravision, to the extent attributable to any period or portion of any period ending on or before the Cut-Off Date, shall be referred to herein as "Pre-Cut-Off Date Taxes." Prior to the Closing, LCG shall pay to Entravision an amount equal to the Pre-Cut-Off Date Taxes due and not yet paid or reserved for on the Financial Statements with respect to any such returns caused to be filed by Entravision. Where the Pre-Cut-Off Date Taxes involve a period which begins before and ends after the Cut-Off Date (a "Straddle Period"), such Pre-Cut-Off Date Taxes shall be calculated as through the taxable year of LCG terminated at the close of business on the Cut-Off Date.

           (b)  Other Tax Payments.  Entravision shall timely cause to be paid
                ------------------
all Other Taxes with respect to the returns to be caused to be filed by Entravision pursuant to Section 10.1(b) above. Such Other Taxes to be caused to be paid by Entravision, to the extent attributable to any period or portion of a period ending on or before the Closing Date, shall be referred to herein as "Pre-Closing Date Taxes." LCG shall pay to Entravision an amount equal to the Pre-Closing Date Taxes due and not yet paid or reserved for on the Financial Statements with respect to any such returns caused to be filed by Entravision. Where a Pre-Closing Date Tax involves a period which begins before and ends after the Closing Date (an "Other Tax Straddle Period"), such Pre-Closing Date Tax shall be equal to the amount of such Other Tax for the taxable year, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable year through the Closing Date and the denominator of which shall be the number of days in the taxable year.

     Any amounts owed by LCG with respect to Tax Returns filed pursuant to
Section 10.1(a)(i) or 10.1(b)(i) above shall be paid to Entravision by LCG ten
(10) days prior to the due date of each such Tax Return. Prior to the Closing, any amounts owed by LCG to Entravision pursuant to this Section 10.2 attributable to Straddle Returns or Other Tax Straddle Returns shall be paid by LCG within the later of ten (10) days of Entravision's request therefor or ten
(10) days prior to the date on which Entravision is required to cause to be paid the related Tax liability. All amounts due from LCG for periods prior to the Closing and not paid in a timely fashion shall bear interest until paid at the lesser of ten percent (10%) per annum or the highest rate allowed by law.

     10.3  Refunds.
           -------

           (a)  Income Taxes.  Any refunds or credits of federal, state, local
                ------------
or foreign Income Taxes (including any interest thereon) received by or credited to LCG or any of the LCG Subsidiaries attributable to periods ending on or prior to the Cut-Off Date or to Straddle Periods (in the case of Straddle Periods, which were not borne by Entravision) (collectively, the "Stockholders' Refunds") shall be for the benefit of the Stockholders, and Entravision shall use its Commercially Reasonable Efforts at the Stockholders' expense to obtain any of the

Stockholders' Refunds and shall cause the Surviving Corporation to pay over to the LCG Representatives any of the Stockholders' Refunds, net of any Tax costs to Entravision or any of its Related Persons, including the Surviving Corporation, immediately upon receipt thereof. In addition, if the Cut-Off Date Taxes with respect to a Straddle Period are conclusively determined to be less than the payments previously made by or credited to LCG or any of the LCG Subsidiaries with respect to such Straddle Period, Entravision shall cause the Surviving Corporation to pay to the LCG Representatives, on behalf of the Stockholders, the excess of such previous payments over such Pre-Cut-Off Date Taxes within ten (10) days of the Surviving Corporation receiving the benefit of such excess payments through a reduction in any Tax payment required to be made by the Surviving Corporation with respect to any period beginning after the Cut-Off Date.

           (b)  Other Taxes.  Any refunds or credits of Other Taxes (including
                -----------
any interest thereon) received or credited to LCG or any of the LCG Subsidiaries attributable to periods ending on or prior to the Closing Date or to Other Tax Straddle Periods (in the case of Other Tax Straddle Periods, which were not borne by Entravision) (collectively, the "Stockholders' Other Tax Refunds") shall be for the benefit of the Stockholders, Entravision shall use its Commercially Reasonable Efforts at the Stockholders' expense to obtain any of the Stockholders' Other Tax Refunds and shall cause the Surviving Corporation to pay over to the LCG Representatives any of the Stockholders' Other Tax Refunds, net of any Tax costs to Entravision or any of its Related Persons, including the Surviving Corporation, immediately upon receipt thereof. In addition, if the Pre-Closing Date Taxes with respect to an Other Tax Straddle Period are conclusively determined to be less than the payments previously made by or credited to LCG or any of the LCG Subsidiaries with respect to such Other Tax Straddle Period, Entravision shall cause the Surviving Corporation to pay to the LCG Representatives, on behalf of the Stockholders, the excess of such previous payments over such Pre-Closing Date Taxes within ten (10) days of the Surviving Corporation receiving the benefit of such excess payments through a reduction in any Tax payment required to be made by the Surviving Corporation after the Closing Date.

     10.4  Tax Cooperation.  Subject to the Confidentiality Agreement,
           ---------------
Entravision and the LCG Representatives shall provide the other party with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to LCG or any LCG Subsidiary. Entravision shall prepare and provide to the LCG Representatives such federal, state, local and foreign tax information packages as the LCG Representatives shall reasonably request for use in preparing any Tax Return that relates to LCG or any LCG Subsidiary. Such information packages shall be completed by Entravision and provided to the LCG Representatives within sixty (60) days after a request therefor. Notwithstanding any other provisions hereof, each party shall bear its own expenses in complying with the foregoing provisions.

     10.5  Entravision's Taxes.  Notwithstanding anything in this Agreement to
           -------------------
the contrary, Entravision shall pay, or cause to be paid, and Entravision and the Surviving Corporation shall jointly and severally indemnify the LCG Representatives, the Stockholders, the Option Holders and their affiliates against and hold them harmless from any liability for Taxes arising from any action or failure to act by Entravision or any of their Related Persons (including the Surviving Corporation) from and after the Closing.

     10.6  Taxes of Other Persons.  Solely out of the funds in the Escrow
           ----------------------
Account, the Stockholders and the Option Holders agree to indemnify Entravision and the Surviving Corporation for any Liability to the Surviving Corporation for Taxes attributable to LCG or any of the LCG Subsidiaries as a transferee or successor or by Contract, for the periods ending on or before the Cut-Off Date with respect to Income Taxes (and in the case of Other Taxes, for the periods ending on or before the Closing Date).

     10.7  Amended Returns.  Entravision shall not amend or cause to be amended
           ---------------
any Tax Return relating to any taxable period or portion of any taxable period ending on or before the Closing Date without first obtaining the written consent of the LCG Representatives, which shall not be unreasonably withheld.

                                  ARTICLE 11.
                           INDEMNIFICATION; REMEDIES

     11.1  Survival.  All representations, warranties, covenants and obligations
           --------
in this Agreement, the Schedules and any other certificate or document delivered pursuant to this Agreement will survive the Closing until April 1, 2002.

     11.2  Indemnification by Stockholders and Option Holders.  Each of the
           --------------------------------------------------
Stockholders and the Option Holders hereby agrees to indemnify, defend and hold harmless (solely and exclusively out of funds on deposit in the Escrow Account and subject to the limitations contained herein) Entravision, Acquisition Co. and the Surviving Corporation, and their respective Representatives, successors, assigns, stockholders, members, officers, directors, agents, employees, controlling Persons and affiliates (collectively, the "Entravision Indemnified Parties") from and against, and will pay to the Entravision Indemnified Parties the amount of any loss, liability, claim, damage (including incidental and consequential damages), cost or expense (including costs of investigation and defense and reasonable out-of-pocket attorney's fees and expenses), whether or not involving a third-party claim (collectively, "Damages") (provided, however, that Damages shall be calculated net of the amount of insurance proceeds or third-party contribution or indemnification payments actually paid to such indemnified party as reimbursement for such Damages), arising, directly or indirectly, from or in connection with (i) any Breach of any representation, warranty, covenant, obligation or agreement made by LCG in this Agreement, the Schedules or any other certificate or document delivered by LCG pursuant to this Agreement, (ii) any payments by Entravision or the Surviving Corporation to holders of Dissenting Shares (a) arising from a final non-appealable court award that has been entered against the Surviving Corporation with respect to Dissenting Shares or (b) arising from a final, written, binding settlement agreement with respect to Dissenting Shares, (iii) any claim by a party for broker's or finder's fees or commissions, or similar payment or remuneration in respect of the Contemplated Transactions, (iv) the sale or divestiture of Station KMYC(AM), Marysville, California pursuant to the Huth Asset Purchase Agreement and (v) the Portland Land Sale.

     11.3  Indemnification by Entravision.  Entravision hereby agrees to
           ------------------------------
indemnify, defend and hold harmless each of the LCG Representatives, Stockholders, the Option Holders and their respective Representatives, successors, assigns, stockholders, members, officers, directors, agents, employees, controlling Persons and affiliates (collectively, the "Stockholder Indemnified Parties") from and against, and will pay to the Stockholder Indemnified Parties the amount of, any Damages arising, directly or indirectly, from or in connection with (i) any Breach of any representation, warranty, covenant, obligation or agreement made by Entravision or Acquisition Co. in this Agreement or any other certificate or document delivered by Entravision or Acquisition Co. pursuant to this Agreement and (ii) any claim by a party for broker's or finder's fees or commissions, or similar payment or remuneration in respect of the Contemplated Transactions.

     11.4  Procedure for Indemnification.
           -----------------------------

           (a) Promptly (and in all cases within thirty (30) days) after receipt by an indemnified party in this Article 11 of notice of the commencement of any Proceeding against it or the existence of any written third-party claim against it relating to a matter covered by this Article 11, such indemnified party will, if a claim is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party is prejudiced by the indemnified party's failure to give such notice.

           (b) If any Proceeding referred to in Section 11.4(a) above is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding:
(i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably withheld) unless there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent, unless the indemnified party unreasonably withholds its consent. If the indemnified party unreasonably withholds its consent to a proposed compromise or settlement of a claim, the indemnifying party shall have no obligations whatsoever to the indemnified party with respect to Damages related to such claim in an amount in excess of the proposed compromise or settlement. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty (30) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party may assume the defense of such Proceeding, the indemnified party may assume the defense of such Proceeding. If the indemnified party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnified party without the indemnifying party's consent (which consent shall not be unreasonably withheld).

           (c) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     11.5  Tax Claims.  Notwithstanding the procedure set forth in Section 11.4
           ----------
above, if a written claim shall be made to Entravision or the Surviving Corporation by any taxing authority with respect to Taxes which, if successful, might result in an indemnity payment to Entravision or the Surviving Corporation or any of their Related Persons, Entravision shall promptly notify the LCG Representatives of such claim (a "Tax Claim") and the LCG Representatives shall have sole control over the Proceedings and the filing of any amended Tax Returns and may make all decisions in connection with such Tax Claim. The LCG Representatives shall keep Entravision informed in respect of all material aspects of such Tax Claim. Entravision and the Surviving Corporation shall reasonably cooperate with the LCG Representatives in defending or contesting any such Tax Claim, which cooperation shall include the retention and (upon request) the provision of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. Notwithstanding anything in this Agreement to the contrary, any Tax Claim shall not be subject to the Threshold Amount set forth in Section 11.6 below.

     11.6  Threshold Indemnification Obligations.  Subject to the last sentence
           -------------------------------------
of Section 11.5 above, the parties hereto shall have no liability for indemnification under this Article 11 unless and until the total of the alleged Damages with respect to any such individual matter equals or exceeds Five Hundred Thousand Dollars ($500,000) (the "Threshold Amount"). At such time as the aggregate Damages equal or exceed the Threshold Amount, the indemnified party(ies) shall be indemnified to the full extent of all such Damages (in excess of the Threshold Amount).

     11.7  Maximum Indemnification Obligations.  The aggregate amount of all
           -----------------------------------
claims subject to indemnification (including claims and payments under Article
10) hereunder by the LCG Representatives, on behalf of the Stockholders and the Option Holders (solely from the funds in the Escrow Account), on one hand, and Entravision, on the other hand, shall not exceed Seven Million Dollars ($7,000,000).

     11.8  Certificate of Incorporation and Bylaws.  No Stockholder or Option
           ---------------------------------------
Holder shall be entitled to indemnification directly or indirectly under the Certificates of Incorporation or Bylaws of LCG or any of the LCG Subsidiaries for any matter upon which such Stockholder or Option Holder has an indemnification obligation hereunder and such Certificates of Incorporation and Bylaws shall be deemed amended accordingly. However, the provisions of this
Section 11.8 are intended only for the regulation of relations between the Entravision Indemnified Parties and the Stockholders and the Option Holders, and this Section 11.8 is not intended for the benefit of creditors or other third parties and does not grant any rights to creditors or other third parties.

     11.9  Unaffected by Knowledge.  The rights of the parties to
           -----------------------
indemnification, payment of Damages or other remedy under this Article 11 will not be affected by any knowledge with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation of any party under this Agreement.

     11.10 Exclusivity.  Each of the parties hereby acknowledges and agrees that
           -----------
the indemnity obligations set forth above shall be the exclusive remedy of any party with respect to the Contemplated Transactions (including, without limitation, any matters or claims arising under the Environmental Laws) other than with respect to fraud or willful misconduct of any party.

     11.11 Tax Benefit.  Notwithstanding anything to the contrary in this
           -----------
Agreement, any indemnification obligation hereunder shall be reduced by the amount of any Tax benefit actually realized by an indemnified party as a result of the incurrence of the liability or event giving rise to such indemnification obligation.

     11.12 Purchase Price Adjustment.  Except as otherwise required by law, the
           -------------------------
parties agree to treat all payments made under this Article 11 as adjustments to the purchase price.

                                  ARTICLE 12.
                                REPRESENTATIVES

     By virtue of the approval of this Agreement and the Merger by the Board of Directors of LCG and the approval of this Agreement and the Merger by the Stockholders pursuant to the

Certificate of Incorporation and Bylaws of LCG and the applicable provisions of the Delaware Code, each Stockholder and each Option Holder (whether or not he, she or it executes and delivers a Letter of Transmittal) will be agreeing as follows:

     12.1  Authorization of the LCG Representatives.  Upon adoption of this
           ----------------------------------------
Agreement and the Merger by the Board of Directors of LCG and approval of this Agreement and the Merger by the Stockholders pursuant to the Certificate of Incorporation and Bylaws of LCG and the applicable provisions of the Delaware Code, the LCG Representatives (and each successor appointed in accordance with Section 12.6 below) hereby are appointed, authorized and empowered to act, by unanimous decision of the LCG Representatives, as the LCG Representatives, on behalf of the Stockholders and the Option Holders, in connection with and to facilitate the consummation of the Contemplated Transactions, and in connection with the activities to be performed on behalf of the Stockholders and the Option Holders under the Indemnity Escrow Agreement and the Escrow Account for the purposes and with the powers and authority hereinafter set forth in this Article 12 and in the Indemnity Escrow Agreement, which shall include the power and authority:

           (a) to execute and deliver the Earnest Money Escrow Agreement and the Indemnity Escrow Agreement (collectively, the "Escrow Agreements") (with such modifications or changes therein as to which the LCG Representatives, in their sole unanimous discretion, shall have consented) and to agree to such amendments or modifications thereto as the LCG Representatives, in their sole unanimous discretion, may deem necessary or desirable;

           (b) to execute and deliver such waivers and consents in connection with this Agreement, the Escrow Agreements and the consummation of the Contemplated Transactions as the LCG Representatives, in their sole unanimous discretion, may deem necessary or desirable;

           (c) to deliver any Letters of Transmittal and all Certificates representing the Shares tendered therewith to Entravision and to collect and receive all moneys and other proceeds and property payable to the Stockholders and Option Holders pursuant to Section 2.8 above (including moneys and other proceeds and property payable to Stockholders who do not tender counterpart signature pages and/or Letters of Transmittals to the LCG Representatives for delivery to Entravision at the Closing) and, subject to the withholding and retention provisions hereinafter set forth in this Article 12 and the payment of expenses payable by the LCG Representatives, to disburse and pay the same to each of the Stockholders and Option Holders pursuant to Section 2.8 above (other than Stockholders who shall at such time be Dissenting Holders);

           (d) as the LCG Representatives of the Stockholders and Option Holders, to enforce and protect the rights and interests of the Stockholders and Option Holders and to enforce and protect the rights and interests of the LCG Representatives arising out of or under or in any manner relating to this Agreement, the Escrow Agreements and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought by any Entravision Indemnified Party under
Article 11 above) and, in connection therewith, to (i) assert by claim or institute any action, proceeding or investigation; (ii) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by any Entravision Indemnified Party, or any other Person, against the LCG Representatives and/or the Escrow Account, and receive process on behalf of any or all Stockholders and Option Holders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the LCG Representatives shall determine to be appropriate, and give receipts, releases and discharges on behalf of all of the Stockholders and Option Holders with respect to, any such claim, action, proceeding or investigation; (iii) file any proofs of debts, claims and petitions as the LCG Representatives may deem advisable or necessary;
(iv) settle or compromise any claims asserted under Article 11 above; (v) assume, on behalf of all of the Stockholders and Option Holders, the defense of any Claim that is the basis of any claim asserted under Article 11 above; and
(vi) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing actions, proceedings or investigations, it being understood that the LCG Representatives shall not have any obligation to take any such actions, and shall not have any liability to the Stockholders or the Option Holders for any failure to take any such actions;

           (e) to enforce payment from the Escrow Account and any other amounts payable to the Stockholders and Option Holders, in each case on behalf of the Stockholders and Option Holders, in the names of the LCG Representatives or, if the LCG Representatives so elect, in the names of one or more of the Stockholders or Option Holders;

           (f) to cause to be paid out of the Escrow Account the full amount of any judgment or judgments and legal interest and costs awarded in favor of any indemnified party arising out of the indemnification provisions set forth in
Article 11 above;

           (g) to refrain from enforcing any right of the Stockholders, Option Holders or any of them and/or of the LCG Representatives arising out of or under or in any manner relating to this Agreement, the Escrow Agreements or any other agreement, instrument or document in connection with the foregoing; and

           (h) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the LCG Representatives, in their sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (a) through (g) above and the Contemplated Transactions.

     The grant of authority provided for in this Section 12.1: (i) is coupled with an interest and is being granted, in part, as an inducement to Entravision and Acquisition Co. to enter into this Agreement and the Indemnity Escrow Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder or Option Holder and shall be binding on any successor thereto; (ii) subject to the provisions of Section 12.6 below, may only be exercised by all of the LCG Representatives, each acting by signing as an LCG Representative of each of the Stockholders and Option Holders; and (iii) shall survive the delivery of an assignment by a Stockholder or Option Holder of the whole or any fraction of his, her of its interest in the Escrow Accounts or distributions from the Custodial Account.

     12.2  Payments of Expenses; Holdbacks.
           -------------------------------

           (a) The LCG Representatives shall withhold and retain from any distributions to the LCG Representatives on behalf of the Stockholders and the Option Holders or withdrawals by the LCG Representatives on behalf of the Stockholders and the Option Holders out of the Custodial Accounts such amount or amounts as shall be sufficient to pay all known, or reasonably anticipated, expenses which are required to be paid or borne by the Stockholders and the Option Holders pursuant to this Agreement (including, without limitation, all transaction costs, fees and expenses), the Indemnity Escrow Agreement or are otherwise incurred by the LCG Representatives in performance of their duties hereunder, including, without limitation, their own out-of-pocket expenses and the payment of any fees and expenses under the Indemnity Escrow Agreement to the Escrow Agent, and shall pay all such expenses out of the amount or amounts so withheld. In the event that the amounts so withheld (if any) are insufficient to pay all such expenses, each Stockholder and Option Holder, upon written notification from the LCG Representatives of any such deficiency, shall promptly deliver to the LCG Representatives full payment of its ratable share of the amount of such deficiency in accordance with such Stockholder's or Option Holder's Pro Forma Outstanding Shares.

           (b) If a Stockholder or an Option Holder fails to make a payment referred to above or referred to in Section 12.5 below, or any portion thereof (a "Defaulting Stockholder"), all other Stockholders and Option Holders shall make such payment, or portion thereof, on behalf of each Defaulting Stockholder in proportion to their respective Pro Forma Outstanding Shares (computed without reference to the Pro Forma Outstanding Shares of any Defaulting Stockholder).
In no event shall a Defaulting Stockholder be released from liability for failing to make such payment hereunder. A Defaulting Stockholder shall be liable to each other Stockholder, Option Holder and to the LCG Representatives for all payments, costs and expenses incurred as a result of the failure of the Defaulting Stockholder to comply with the terms hereof, including, without limitation, any costs and expenses incurred in enforcing the provisions of this Agreement.

           (c) In connection with the performance of their obligations hereunder and under the Indemnity Escrow Agreement, the LCG Representatives shall have the right at any time and from time to time to select and engage, at the cost and expense of the Stockholders and the Option Holders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the LCG Representatives may deem necessary or desirable and incur other out-of-pocket expenses.

     12.3  Disbursements.
           -------------

           (a) All payments to the Stockholders and the Option Holders by the LCG Representatives hereunder, and all sums, proceeds and other property held by the LCG Representatives, shall be allocated among the Stockholders and the Option Holders (other than Stockholders who shall at such time be Dissenting Holders) in accordance with Section 2.8 above.

           (b) All money or other proceeds received by the LCG Representatives shall be distributed by the LCG Representatives as promptly as practicable to each Stockholders and Option Holder as set forth on Section 12.3(a) above, subject, however, to the right of the LCG Representatives to deduct and withhold amounts as contemplated by the provisions of Section 12.2 above.

     12.4  Bank Accounts; Investments.
           --------------------------

           (a) The LCG Representatives shall have the right to open such account or accounts in their own names as LCG Representatives of the Stockholders and the Option Holders in any bank or trust company as they may select in order to deposit all sums which they may receive and hold hereunder (including amounts under Section 12.2(a) above) and to issue checks or draw money upon the signature of any of the then-acting LCG Representatives (or the signature of one or more Persons the LCG Representatives may designate) on each such account.

           (b) The LCG Representatives shall have the right, in their sole and absolute unanimous discretion, to invest and reinvest any of the proceeds held by them under the terms of this Agreement in investments only of a type which the Escrow Agent is permitted to make pursuant to the Indemnity Escrow Agreement. Any securities or other property at any time held by the LCG Representatives may be held by them in bearer or registered form or in the name of any other Person or Persons they may designate, and the LCG Representatives may deal with such securities or other property to the same extent and with the same powers as an individual owner thereof might do. The LCG Representatives shall have no responsibility or obligation whatsoever to any Stockholder or Option Holder for the performance of any investments made in accordance with the provisions of this Agreement or for any losses realized by any thereof.

     12.5  Compensation; Exculpation; Indemnity.
           ------------------------------------

           (a) The LCG Representatives shall not be entitled to any fee, commission or other compensation for the performance of their services hereunder, but shall be entitled to the payment out of the Custodial Accounts of all of their out-of-pocket expenses incurred as LCG Representatives, and in furtherance of the foregoing, may pay or cause to be paid or reimburse themselves for the payment of any and all such expenses.

           (b) In dealing with this Agreement, the Escrow Agreements and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the LCG Representatives hereunder or thereunder, (i) the LCG Representatives shall not assume any, and shall incur no, responsibility whatsoever to any Stockholder or Option Holder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, the Escrow Agreements or any such other agreement, instrument or document and (ii) the LCG Representatives shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the LCG Representatives pursuant to such advice shall in no event subject the LCG Representatives to liability to any Stockholder, Option Holder, the Company, Entravision, Acquisition Co., the Surviving Corporation or any other Person.

           (c) Each Stockholder and each Option Holder, severally, shall indemnify the LCG Representatives up to, but not exceeding, an amount equal to the aggregate Per Share Merger Consideration received by such Person hereunder against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorney's, accountants' and other experts' fees and the amount of any judgment against them, of any nature whatsoever, arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the LCG Representatives hereunder, or under the Escrow Agreements or otherwise. The foregoing indemnification shall not be deemed exclusive of any other right to which the LCG Representatives may be entitled apart from the provisions hereof. In the event of any indemnification under this Section 12.5(c), the LCG Representatives shall first proceed against any distributions to the LCG Representatives on behalf of the Stockholders and the Option Holders. Thereafter, upon written notice from the LCG Representatives to the Stockholders and the Option Holders as to the existence of a deficiency toward the payment of any such indemnification amount, each Stockholder and Option Holder shall promptly deliver to the LCG Representatives full payment of his, her or its ratable share of the amount of such deficiency, in accordance with such Stockholder's and Option Holder's Pro Forma Outstanding Shares.

           (d) All of the indemnities, immunities and powers granted to the LCG Representatives under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreements.

           (e) Entravision and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the LCG Representatives pursuant to this Agreement or any applicable ancillary document; provided, however, that Entravision and the Surviving Corporation shall not have the right to rely upon any such written action taken by the LCG Representatives unless such written action is evidenced by a writing executed by all three LCG Representatives. Notwithstanding anything herein to the contrary, none of Entravision, Acquisition Co., LCG or the Surviving Corporation shall have any responsibility or obligation whatsoever to any Stockholder, Option Holder or to any other party with respect to or arising out of any actions taken or any inaction by the LCG Representatives.

     12.6  Removal and Replacement of a LCG Representatives; Successor LCG
           ---------------------------------------------------------------
           Representatives; Action by LCG Representatives.
           ----------------------------------------------

           (a) If one or more of the LCG Representatives is unable or unavailable to perform his, her or its duties hereunder, a successor for such LCG Representative or Representatives shall be appointed as follows: (i) in the case of Latin Investors, by Latin Investors, with written notice delivered to the LCG Representatives, Entravision and the Surviving Corporation; (ii) in the case of the Trefoil Designee, by the Trefoil Entities, with written notice delivered to the LCG Representatives, Entravision and the Surviving Corporation; and (iii) in the case of the Other Holders Designee, by the written vote of the holders of a majority of the Pro Forma Outstanding Shares with written notice delivered to the LCG Representatives, the Stockholders and Option Holders, Entravision and the Surviving Corporation.

           (b) Any LCG Representative or all of them may be removed at any time as follows: (i) in the case of Latin Investors, by written notice delivered by Latin Investors to the LCG Representatives, Entravision and the Surviving Corporation; (ii) in the case of the Trefoil Designee, by written notice delivered by the Trefoil Entities to the LCG Representatives, Entravision and the Surviving Corporation; and (iii) in the case of the Other Holders Designee, by written notice delivered by the holders of a majority of the Pro Forma Outstanding Shares to the LCG Representatives, the other Stockholders and Option Holders, Entravision and the Surviving Corporation. Any of Latin Investors, any Trefoil Designee or any Other Holders Designee so removed shall be replaced in the manner set forth in Section 12.6(a) above.

           (c) Any successor LCG Representative shall have all of the authority and responsibilities conferred upon or delegated to a LCG Representative pursuant to this Article 12.

                                  ARTICLE 13.
                              GENERAL PROVISIONS

     13.1  Expenses.  Except as otherwise expressly provided in this Agreement,
           --------
each party to this Agreement shall separately bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants, regardless of whether the Contemplated Transactions are consummated.

     13.2  Public Announcements.  Other than as required by law or those
           --------------------
incidental to filings required to comply with Legal Requirements, any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the parties mutually determine. Unless consented to by the other parties in advance or required by Legal Requirements, prior to the Closing, the parties hereto shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

     13.3  Confidentiality.  Between the date of this Agreement and the Closing
           ---------------
Date, the parties will abide by the terms and conditions of the Confidentiality Agreement and will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of each of them to maintain in confidence, any information disclosed pursuant to the Confidentiality Agreement.

     13.4  Notices.  All notices, consents, waivers and other communications
           -------
under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Entravision or Acquisition Co:         Entravision Communications Company, L.L.C.
                                             Attention: Walter F. Ulloa and Philip C. Wilkinson
                                             11900 Olympic Boulevard, Suite 590
                                             Los Angeles, California 90064
                                             Telephone: (310) 820-5355
                                             Facsimile: (310) 820-2445

with a required copy to:                     Zevnik Horton Guibord McGovern
                                             Palmer & Fognani, L.L.P.
                                             Attention: Kenneth D. Polin, Esq.
                                             101 West Broadway, 17th Floor
                                             San Diego, California 92101
                                             Telephone: (619) 515-9600
                                             Facsimile: (619) 515-9628

If to LCG:                                   Latin Communications Group Inc.
                                             Attention: Martin D. Payson
                                             750 Lexington Avenue, 25th Floor
                                             New York, New York 10022
                                             Telephone: (212) 446-5203
                                             Facsimile: (212) 446-5240

with a required copy to:           Shamrock Capital Advisors, Inc.
                                   Attention: Steven D. Royer
                                   444 Lakeside Drive
                                   Burbank, California 91505
                                   Telephone: (818) 973-4288
                                   Facsimile: (818) 842-3142

and with a required copy to:       Fried, Frank, Harris, Shriver & Jacobson
                                   Attention: David K. Robbins, Esq.
                                   350 South Grand Avenue, 32nd Floor
                                   Los Angeles, California 90071
                                   Telephone: (213) 473-2000
                                   Facsimile: (213) 473-2222

If to Latin Investors:             Latin Investors Limited Partnership
                                   Attention: James Costello
                                   c/o LI Management Inc.
                                   204 Dudley Road
                                   Wilton, Connecticut 06897
                                   Telephone: (203) 762-2773
                                   Facsimile: (203) 831-0403

with a required copy to:           Dewey Ballantine LLP
                                   Attention: E. Ann Gill, Esq.
                                   1301 Avenue of the Americas
                                   New York, New York 10019
                                   Telephone: (212) 259-8000
                                   Facsimile: (212) 259-6333

If to the Trefoil Designee:        Shamrock Capital Advisors, Inc.
                                   Attention: Stephen D. Royer
                                   444 Lakeside Drive
                                   Burbank, California 91505
                                   Telephone: (818) 973-4288
                                   Facsimile: (818) 842-3142

with a required copy to:           Sigma Hedge Partners, G.P.
                                   c/o General Electric Pension Trust
                                   Attention: Michael Pastore
                                   3003 Summer Street
                                   Stamford, Connecticut 06905
                                   Telephone: (203) 326-2312
                                   Facsimile: (203) 326-4073
with a required copy to:           Fried, Frank Harris, Shriver & Jacobson
                                   Attention: David K. Robbins, Esq.
                                   350 South Grand Avenue, 32nd Floor
                                   Los Angeles, California 90071
                                   Telephone: (213) 473-2000
                                   Facsimile: (213) 473-2222

If to the Other Holders Designee:  Martin D. Payson
                                   750 Lexington Avenue, 25th Floor
                                   New York, New York 10022
                                   Telephone: (212) 446-5203
                                   Facsimile: (212) 446-5240

with a required copy to:           Fried, Frank Harris, Shriver & Jacobson
                                   Attention: David K. Robbins, Esq.
                                   350 South Grand Avenue, 32nd Floor
                                   Los Angeles, California 90071
                                   Telephone: (213) 473-2000
                                   Facsimile: (213) 473-2222

     13.5  Further Assurances.  The parties agree to furnish upon request to
           ------------------
each other such further information, execute and deliver to each other such other documents and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     13.6  Waiver.  The rights and remedies of the parties to this Agreement are
           ------
cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     13.7  Entire Agreement and Modification.  This Agreement supersedes all
           ---------------------------------
prior agreements between the parties with respect to its subject matter, including, without limitation, that certain Letter of Intent dated November 3, 1999, as amended, except for the Confidentiality Agreement, and constitutes (along with the Confidentiality Agreement and recitals hereto, and the exhibits, Schedules and documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     13.8  Schedules.  The Schedules are hereby incorporated by reference into
           ---------
this Agreement in their entirety. Entravision and Acquisition Co. hereby acknowledge and agree that any matter disclosed on any particular Schedule shall be deemed to be disclosed on all Schedules and shall modify all representations and warranties of LCG herein.

     13.9  Assignment, Successors and No Third-Party Rights.  No party may
           ------------------------------------------------
assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld or delayed, except that Entravision and Acquisition Co. may assign any of their rights under this Agreement to one another or to any Related Person of Entravision and Acquisition Co., including, without limitation, to a newly-formed corporation created for purposes of a contemplated roll-up of the equity ownership of Entravision into such new entity; provided, however, that no such assignment shall be permitted if such assignment would impair or delay the consummation of the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as set forth in Section 7.6 above, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     13.10 Severability.  If any provision of this Agreement is held invalid or
           ------------
unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     13.11 Section Headings; Construction.  The headings of sections in this
           ------------------------------
Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     13.12 Time of Essence.  With regard to all dates and time periods set forth
           ---------------
or referred to in this Agreement, time is of the essence.

     13.13 Attorney's Fees.  The prevailing party(ies) in any Proceeding
           ---------------
relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses and actual attorney's fees (including expert witness and other consultants fees and costs) relating to or arising out of (i) the Proceeding (whether or not the Proceeding results in a judgment) and (ii) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses and actual attorney's fees.

     13.14 Governing Law.  This Agreement will be governed by the laws of the
           -------------
State of Delaware without regard to conflicts of laws principles.

     13.15 Jurisdiction; Service of Process.  Any Proceeding seeking to enforce
           --------------------------------
any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the United States District Court for the Central District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any Proceeding referred to in the preceding sentence may be served on any party anywhere in the world. In the event that the dispute fails to meet the jurisdictional threshold requirements of the federal courts, venue shall lie in the appropriate state courts sitting in Los Angeles County, California.

     13.16 Counterparts; Facsimile.  This Agreement may be executed in one or
           -----------------------
more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, this Agreement may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document. Each signatory below represents and warrants by his or her signature that he or she is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

     13.17 Transfer Taxes.  Notwithstanding anything in this Agreement to the
           --------------
contrary, Entravision, on the one hand, and the LCG Representatives on behalf of the Stockholders and the Option Holders, on the other hand, shall each pay one-half ( 1/2) of all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar taxes and fees, and any deficiency, interest or penalty asserted with respect thereto (collectively, "Transfer Taxes") arising out of or in connection with the Merger, and Entravision, on the one hand, and the Stockholders and the Option Holders, on the other hand, shall indemnify, defend and hold harmless the other parties and their respective Representatives with respect to such party's proportionate share of such Transfer Taxes. Entravision shall timely file the necessary documentation and Tax Returns with respect to such Transfer Taxes.

                 [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed and delivered this Acquisition Agreement and Plan of Merger as of the date first written above.

Entravision       ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.,
                  a Delaware limited liability company


                  By: /s/ Walter F. Ulloa
                      ------------------------------------------------------
                          Walter F. Ulloa, Chairman, Chief Executive Officer and Managing Member


                  By: /s/ Philip C. Wilkinson
                      ------------------------------------------------------
                          Philip C. Wilkinson, President, Chief Operating Officer and Managing Member

Acquisition Co.   LCG ACQUISITION CORPORATION,
                  a Delaware corporation


                  By: /s/ Walter F. Ulloa
                      ------------------------------------------------------
                          Walter F. Ulloa, Chairman and Chief Executive
                          Officer


                  By: /s/ Philip C. Wilkinson
                      ------------------------------------------------------
                          Philip C. Wilkinson, President and Chief Operating Officer

LCG               LATIN COMMUNICATIONS GROUP INC.,
                  a Delaware corporation


                  By: /s/ Stephen D. Royer
                      ------------------------------------------------------
                  Name:   Stephen D. Royer
                       -----------------------------------------------------
                  Title: Vice President
                        ----------------------------------------------------


            [Signature Page No. 1 to Agreement and Plan of Merger]

LCG Representatives


                  /s/ James Costello
                  ----------------------------------------------------------
                  James Costello, as the Latin Investors Designee


                  /s/ Stephen D. Royer
                  ----------------------------------------------------------
                  Stephen D. Royer, as the Trefoil Designee


                  /s/ Martin D. Payson
                  ----------------------------------------------------------
                  Martin D. Payson, as the Other Holders Designee


            [Signature Page No. 2 to Agreement and Plan of Merger]

Schedule 3.2        Required Consents
Schedule 4.1        LCG Subsidiaries
Schedule 4.2        Third Party Consents
Schedule 4.3        Broker's or Finder's Fee
Schedule 4.4        Qualifications to Do Business
Schedule 4.5        Capitalization
Schedule 4.6        Subsidiaries
Schedule 4.7        Financial Statements
Schedule 4.9        Assets
Schedule 4.10       Liabilities
Schedule 4.11       Taxes
Schedule 4.12       Employee Benefits
Schedule 4.13       Non-Compliance with Legal Requirements
Schedule 4.14       Governmental Authorizations
Schedule 4.15       Legal Proceedings
Schedule 4.16       Certain Changes and Events
Schedule 4.17       Applicable Contracts;  No Defaults
Schedule 4.19       Real Property
Schedule 4.20       Environmental Matters
Schedule 4.22       Labor Relations
Schedule 4.23       Intellectual Property
Schedule 4.24       Relationships with Related Persons
Schedule A          Radio Stations and Newspapers
Schedule B          Stockholders
Exhibit A           Voting Agreement
Exhibit B           Certificate of Merger
Exhibit C           Indemnity Escrow Agreement
Exhibit D           Earnest Money Escrow Agreement
Exhibit E-1         Legal Opinion of Corporate Counsel for LCG
Exhibit E-2         Legal Opinion of FCC Counsel for LCG
Exhibit F           Legal Opinion of Counsel for Entravision and Acquisition Co.

The registrant hereby agrees to furnish a copy of any omitted schedule or exhibit upon request.